   As filed with the Securities and Exchange Commission on September 30, 1997

                                                      Registration No. _________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                              INNOPET BRANDS CORP.
             (Exact name of Registrant as specified in its charter)


                  Delaware                                   65-0639984
       (State or other jurisdiction of                    (I.R.S. Employer
       incorporation or organization)                    Identification No.)

                      1 East Broward Boulevard, Suite 1100
                         Fort Lauderdale, Florida 33301
                                 (954) 453-2400
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                            ------------------------


                                    Marc Duke
                             Chief Executive Officer
                      1 East Broward Boulevard, Suite 1100
                         Fort Lauderdale, Florida 33301
                                 (954) 453-2400

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------


                                   Copies to:

                             Daniel I. DeWolf, Esq.
                           Douglas N. Bernstein, Esq.
                           Camhy Karlinsky & Stein LLP
                            1740 Broadway, 16th Floor
                          New York, New York 10019-4315
                                 (212) 977-6600

                            ------------------------


Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. |_|

====================================================================================================================================
                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
------------------------------------------------------------------------------------------------------------------------------------
                                                            Proposed maximum        Proposed maximum
Title of each class of securities      Amount to be         offering price          aggregate offering      Amount of
to be registered                       registered (1)       Per Share (1)           price (1)               registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value          1,322,456                   $4.625                $6,162,609                $1,867.46
                                       shares
------------------------------------------------------------------------------------------------------------------------------------
Redeemable Warrants                    225,000                      $1.25                 $281,250                  $85.23
                                       warrants
------------------------------------------------------------------------------------------------------------------------------------
Common Stock underlying the            225,000                      $6.00                $1,350,000                 $409.10
Redeemable Warrants                    shares
------------------------------------------------------------------------------------------------------------------------------------
Total ...........................................................................        $7,793,859                $2,361.79
====================================================================================================================================


(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low bid prices per share of the Common Stock and Redeemable Warrants of InnoPet Brands Corp. reported on the NASDAQ Small-Cap System on September 25, 1997.






       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 Subject to completion dated September 30, 1997


                              INNOPET BRANDS CORP.
        1,322,456 Shares of Common Stock and 225,000 Redeemable Warrants

                            ------------------------


         This Prospectus relates to 1,322,456 shares (collectively, the "Shares") of common stock, par value $.01 per share (the "Common Stock") and 225,000 redeemable warrants (the "Redeemable Warrants," collectively with the Common Stock hereinafter sometimes referred to as the "Securities") of InnoPet Brands Corp., a Delaware corporation (the "Company" or the "Registrant"), which may be offered, from time to time, by one or all of the selling shareholders named herein (collectively, the "Selling Shareholders). The Company will receive no part of the proceeds of such sales, although the Company will receive proceeds upon the exercise of the Redeemable Warrants. The Company has agreed to pay all costs and expenses incurred in connection with the registration of the Securities offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes, fees of counsel to the Selling Shareholders and related charges in connection with the offer and sale of the Securities. See "Plan of Distribution."

         The Common Stock and Redeemable Warrants of the Company are traded on the NASDAQ Small-Cap System ("NASDAQ-SMC") under the symbols "INBC" and "INBCW", respectively. On September 25, 1997 the closing bid price of the Company's Common Stock and Redeemable Warrants on the NASDAQ-SMC was $4.625 and $1.25, respectively. The Selling Shareholders may sell all or a portion of the Securities offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Common Stock and Redeemable Warrants on the NASDAQ-SMC at the time of sale. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers and any profits realized on their resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Shareholders, with respect to the registration of the Securities, against certain liabilities, including certain liabilities under the Securities Act. To the extent required, the specified number of Securities to be sold, the names of the Selling Shareholders, the public offering price, the names of any such broker-dealers, and any applicable commissions or discounts with respect to any particular offer will be set forth in a supplement to this Prospectus. Each of the Selling Shareholders reserves the right to accept or reject, in whole or in part, any proposed purchase of the Securities. See "Plan of Distribution." Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

                            ------------------------


           THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 6.

                            ------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.



                          ______________________, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Northeast Regional Office of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the Commission's Web Site is http://www.sec.gov.

         The Company has filed with the Commission, in Washington, D.C., a Registration Statement on Form SB-2 (together with all amendments thereto, the "Registration Statement"), under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected, without charge, at the principal office of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at the Northeast Regional Office of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon the payment of the prescribed fees therefor.



         This Prospectus contains certain forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1996 with respect to the financial condition and business of the Company. The words "estimate," "plan," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to, known and unknown risks (including the ones set forth below), uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                     SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.


                                   THE COMPANY

         The Company produces, markets and sells premium dog food through supermarkets and grocery stores under the name InnoPet Veterinarian Formula(TM) Dog Food ("Veterinarian Formula"). In June 1996, the Company commenced sales of its beef formula dog food to supermarkets in the Greater Metropolitan New York area. As of September 1, 1997, the Company has sold product in the following markets: the Greater Metropolitan New York area; the New England area; Philadelphia, Pennsylvania and other areas of Pennsylvania; the Baltimore, Maryland and Washington, D.C. area; Virginia; North Carolina; South Carolina; Georgia; Alabama; and Florida.

         The Company's objective is to become a national provider of premium pet foods through supermarket and grocery store retail outlets. The Company intends to achieve its objective by: (i) providing to supermarkets a brand of competitively-priced premium pet food to enable supermarkets to recapture a share of the premium pet food market that they have lost to specialty pet stores; (ii) expanding distribution to supermarkets and grocery stores throughout the United States; (iii) increasing consumer awareness and market penetration throughout the Company's market areas; and (iv) packaging its products in unique single serving-sized inner-bags which are designed to increase convenience of feeding, regulate portions, reduce product deterioration and prevent contamination.

         In June 1997, the Company began expansion of its line of dog foods with the introduction of lamb and rice with barley formula in its existing markets. At the same time, the Company also entered into long-term agreements with the North Shore Animal League and Pet Savers Foundation, whereby Veterinarian Formula will be exclusively fed to in-house dogs and recommended to adopters by both of these not-for-profit humane organizations which place animals through thousands of shelters each year. In addition, adopters will be provided with product samples, literature and coupons, and will be able to purchase the products in retail stores of some participating adoption centers.

         The Company is in the process of implementing its overall marketing strategy which commenced in February 1997. The Company's strategy is to provide premium pet food products that are good for the pet and easy to use for the owner. Programs include: radio and newspaper advertising; free-standing inserts; in-store couponing; shopping cart signage and floorminders; trial size displays; store feature ads and circulars; direct mail sampling programs to targeted consumers, veterinarians and breeders; newspaper sample pouches; and extensive in-store demonstrations with sampling. In addition, the Company participates in, and supports with sampling, local pet-related events (e.g., pet walkathons, pet shows, etc.) within its market areas, both independently and in conjunction with local supermarkets.

                                  THE OFFERING



Securities Offered by Selling
  Security Holders..............    1,332,456 shares of Common Stock(1).
                                    225,000 Redeemable Warrants.


Risk Factors.....................   The purchase of the Securities offered
                                    hereby involves a high degree of risk.
                                    Prospective investors should review
                                    carefully and consider the information set forth under "Risk Factors."


------------

(1) Includes: (i)625,000 shares of Common Stock being registered on behalf of an investor in a $2.5 million private placement financing (which the Company completed on April 29, 1997 (the "Private Placement")) which underlie 625,000 shares of Series A 4% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") which are convertible at any time, at the option of the investor, into 625,000 shares of Common Stock; (ii) 21,622 shares of Common Stock which will be issued to the Private Placement investor as a dividend on the Series A Preferred Stock, which pays a quarterly dividend of 4% per annum (represents the aggregate dividend for a period of one year from the date of issuance);
         (iii) 62,500 shares of Common Stock underlying an option for 62,500 shares of Series A Preferred Stock granted to the placement agent in the Private Placement; (iv) 225,000 shares of Common Stock underlying Redeemable Warrants being registered on behalf of the same investor in a $1.5 million dollar loan (which the Company completed on July 9, 1997, (the "Loan") the Loan matures on January 15, 1998) pursuant to which the Company issued 225,000 Redeemable Warrants to such creditor;
         (v) 600,000 shares of Common Stock being registered on behalf the Loan creditor which are being held in escrow as collateral for the Loan (the Loan may be converted, at the option of the creditor, into Common
         Stock with a conversion price of $4.50 per share); and (vi) 23,334 shares of Common Stock to be issued to the Loan creditor as interest on the Loan through its January 15, 1998 maturity date (the Company shall pay interest at a rate of 14% per annum and may, at its option, pay the interest in Common Stock valued at $4.50 per share.)

                          SUMMARY FINANCIAL INFORMATION

         The summary financial information set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                                 Inception                             Inception
                                                                (January 11,        Six Months        (January 11,
                                                                  1996) to             Ended            1996) to
                                                                December 31,         June 30,           June 30,
                                                                    1996               1997               1996
                                                                  -----------        ----------         --------
                                                                                    (Unaudited)       (Unaudited)
Statement of Operations Data:
  Net sales................................................       $ 1,859,936        $1,106,812           $153,061
  Net loss.................................................        (6,518,304)       (5,025,858)         (2,125,157)
  Net loss per common share................................        (3.11)            (1.13)              (1.13)
  Weighted average number of
  common shares outstanding................................         2,094,000         4,465,661           1,878,378


                                                     As of
                                                 December 31,      As of
                                                     1996      June 30, 1997
                                                 ----------       --------
                                                                (Unaudited)
Balance Sheet Data:
  Working capital............................    $4,113,187       $824,459
  Total assets...............................     7,566,713      5,313,357
  Total liabilities..........................     3,023,689      3,818,178
  Stockholders' equity.......................     4,533,024      1,495,179

                                  RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Securities offered hereby. Because any investment in the Securities involves a high degree of risk, only investors who can accommodate such risks, including a complete loss of their investment, should purchase the Securities. Each prospective investor should carefully consider, in addition to the other information contained in this Prospectus, the following information in evaluating the Company and its business before making an investment decision. This Prospectus contains certain forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1996 with respect to the financial condition and business of the Company. The words "estimate," "plan," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to, known and unknown risks (including the ones set forth below), uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         Limited Revenues and Operating History; Going Concern Qualification. The Company was incorporated on January 11, 1996 to acquire certain pet food formulas. As of the date of this Prospectus, the Company has generated limited revenues. Accordingly, the Company has limited operating history upon which an evaluation of its prospects can be made. The report of the Company's independent auditors for the period from inception to December 31, 1996, contains an explanatory paragraph raising the independent auditor's substantial doubt about the Company's ability to continue as a going concern because the Company has been in its development stage, has incurred a net loss and reflects a deficit accumulated during this period of $6,518,304. The Company expects to continue to incur losses at least through fiscal year 1997. The Company's ability to achieve a profitable level of operations will depend in large part on the market acceptance of its products. There can be no assurance that the Company will achieve profitable operations. See the Company's Financial Statements and related notes thereto appearing elsewhere in this Prospectus, "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Need for Future Capital; Uncertainty of Additional Funding. In order to accomplish its business objectives, the Company requires additional financing. The Company is actively seeking such financing and if it is unable to obtain it the Company will be required to alter its business objectives. Such additional financing, if any, may be either debt, equity or a combination of debt and equity. An equity financing could result in dilution in the Company's net tangible book value per share of Common Stock. There can be no assurance that the Company will be able to secure additional debt or equity financing or that such financing will be available on favorable terms. The failure by the Company to obtain additional capital would have a material adverse effect on the Company. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Highly Competitive Nature of the Pet Food Business. The pet food business is highly competitive. Virtually all of the manufacturers, distributors and marketers of pet food have substantially greater financial, research and development, marketing and manufacturing resources than the Company. Competitors in the premium pet food market include, among others: Colgate-Palmolive Co. (Hills' Science Diet), Iams Co. and Ralston Purina Co. Brand loyalty to existing products may prevent the Company from achieving its sales objectives. Additionally, the long-standing relationships maintained by existing premium pet food manufacturers with veterinarians and pet breeders may prevent the Company from obtaining professional recommendations for its products. In addition, the Company competes with current supermarket high-priced dog foods, which are not considered premium when compared to Veterinarian Formula, and to the premium dog foods offered in the specialty pet stores. Although the dominant existing premium pet food brands are not currently available in supermarkets, there can be no assurance that this situation will continue. In addition, no barriers to entry exist with respect to such brands. The entrance into the supermarket distribution channel of an existing or new premium pet food by any of the Company's competitors could have a material adverse effect on the Company.
See "Business -- Competition."

         Ability of the Company to Control the Costs of Raw Materials, Manufacturing and Packaging. The Company's financial results will depend to a large extent on the cost of raw materials, manufacturing and packaging and the ability of the Company to pass along increases in these costs to the supermarkets and grocery stores. Except as described below, the Company has no other agreements to purchase raw materials. Fluctuations in prices of food stocks have historically resulted from a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during growing and harvesting seasons. Fluctuations in paper prices have historically resulted from changes in supply and demand, general economic conditions and other factors. Although the Company is unaware of any currently pending price increases, future price increases in raw materials or packaging could have a material adverse effect on the Company. See "Business -- Manufacturing and Distribution."

         Dependence on Third-Party Suppliers; Manufacturers and Food Brokers. The Company has been and will continue to be dependent on third parties for the supply, manufacture, packaging and sale of its pet foods. Currently, the Company relies on two manufacturers and two packagers. The Company obtains beef for its products pursuant to an agreement with Monfort, Inc. ("Monfort") a subsidiary of ConAgra, Inc. ("ConAgra") that terminates in 1999, unless terminated earlier by either party on 60 days notice. Any failure by Monfort to fulfill its obligations under the agreement, or the failure by the Company to secure an alternative source of beef at comparable prices upon the termination of the Monfort agreement, whether at its expiration date or earlier, would have a material adverse effect on the Company. In addition, to the extent the Company requires other meats, (e.g., lamb or liver), to produce its products, it may have difficulty acquiring sufficient amounts on a timely basis, and at acceptable prices, to satisfy production schedules. The Company does not maintain supply agreements with any other third party suppliers, but instead purchases products pursuant to purchase orders in the ordinary course of business. The Company will be substantially dependent on the ability of its manufacturers and suppliers to, among other things, meet the Company's performance and quality specifications. Failure by the Company's manufacturers and suppliers to comply with these and other requirements could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company's manufacturers and suppliers will dedicate sufficient production capacity to meet the Company's scheduled delivery requirements or that the Company's suppliers or manufacturers will have sufficient production capacity to satisfy the Company's requirements during any period of sustained demand. Their failure to supply, or delay in supplying, the Company with products could have a material adverse effect on the Company. See "Business -- Manufacturing and Distribution."

         In addition, the Company's ability to obtain authorizations to sell its products in supermarkets and grocery stores depends upon the efforts and skill of brokers retained by the Company. Although the Company believes it will be able to locate and retain qualified brokers throughout the United States on acceptable terms, there can be no assurance that the Company will be able to do so. The failure to obtain authorizations or to locate and retain qualified brokers could have a material adverse effect on the Company. See "Business -- Marketing and Sales."

         The Company's Ability to Manage Growth Effectively. The Company's planned growth will result in increased responsibility for both existing and new management personnel. Effective growth management will depend upon the Company's ability to integrate new personnel, to improve its operational, management and financial systems and controls, to train, motivate and manage its employees, and to increase its sources of raw materials, product manufacturing and packaging. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition would be materially and adversely affected. In addition, there can be no assurance that any growth will occur or that growth will produce profits for the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- Marketing and Sales."

         Dependence on Key Personnel; Potential Conflicts of Interests. The success of the Company will be largely dependent on the personal efforts of Marc Duke, its Chairman and Chief Executive Officer. Although the Company has entered into an employment agreement with Mr. Duke which expires in 2000, the loss of his services or certain other key management or scientific personnel could have a material adverse effect on the Company. The success of the Company is also dependent upon its ability to hire and retain qualified personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel. Mr. Duke is also a director and executive officer of InnoPet Inc. ("IPI") and its subsidiaries. IPI is the former parent company of the Company and is its largest shareholder. Although his employment agreement requires him to devote substantially his full time and attention to the Company, there can be no assurance that Mr.

Duke's other responsibilities will not have a material adverse effect on the Company. In addition, Mr. Duke may have a conflict of interest with respect to business opportunities presented to him. There can be no assurance that such opportunities will first be offered to the Company. See "Management" and "Certain Transactions."

         Government Regulation. The manufacturing, labelling and marketing of the Company's products are subject to regulation by federal agencies, including the United States Department of Agriculture, and by various state and local authorities. It is the responsibility of the Company's manufacturers to obtain and maintain the manufacturing approvals. The Company's labels must be registered in each state that the products are sold to consumers. If the Company fails to register its labels or satisfy relevant labelling regulations, it may be subject to fines or prohibited from selling its products until such regulations are satisfied. Any failure to comply with applicable regulatory requirements could have a material adverse effect on the Company. See "Business -- Government Regulation."

         Dependence Upon Proprietary Formulations; Intellectual Property Claims. The Company's success depends in part upon its ability to protect its proprietary formulations and trademarks. The Company relies on a combination of copyright, trademark and trade secret laws, nondisclosure and other contractual agreements with employees and third parties, and technical measures to protect its proprietary formulations and trademarks. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to protect misappropriation of such rights or that third parties will not independently develop equivalent or superior formulations. The Company has no patents, and existing trade secret and copyrights laws provide only limited protection. The Company may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. Although the Company believes that its products and formulations do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against the Company in the future. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce intellectual property rights of the Company or to defend the Company against claimed infringement of the rights of others. The failure to obtain necessary licenses or other rights or litigation arising out of infringement claims could have a material adverse effect on the Company. See "Business -- Intellectual Property."

         Control by Principal Stockholders. Mr. Duke, through his position at IPI, and by proxies granted to him, has voting power over 1,877,421 shares of Common Stock (42.0% of such shares). Accordingly, he may be able to control the election of all of the Company's directors and otherwise may control most matters requiring approval by the stockholders of the Company, including approval of significant corporate transactions. See "Principal Stockholders."

         Absence of Dividends on Common Stock. The Company has not paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company pays a quarterly dividend of 4% per annum on its Series A Preferred Stock. See "Dividend Policy."

         Possible Adverse Effects of Authorization of Preferred Stock. The Company's Certificate of Incorporation provides that up to 5,000,000 shares of Preferred Stock may be issued by the Company from time to time in one or more series. As of September 1, 1997, 625,000 shares of Series A Preferred Stock have been issued and are outstanding and options to purchase an additional 62,500 shares of Series A Preferred Stock have been granted. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series, without any vote or action by the Company's stockholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion right that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. See "Description of the Company's Securities -- Preferred Stock."

         Possible Delisting from NASDAQ-SMC; Disclosure Relating to Low Priced Stocks. The Company's Common Stock and Redeemable Warrants are quoted on the NASDAQ-SMC, however, there can be no assurance that a trading market will be maintained. On August 22, 1997 the Securities and Exchange Commission (the "SEC") approved more stringent maintenance criteria for continued quotation of securities on the NASDAQ-SMC. The maintenance quantitative criteria for the NASDAQ-SMC include: (i) a minimum of $2,000,000 in net tangible assets or a market capitalization of at least $35,000,000 or a minimum of $500,000 of net income in two of the last three years; (ii) a minimum public float of 500,000 shares with a market value equal to $1,000,000; (iii) at least two market makers; and (iv) a minimum bid price of $1.00 per share of common stock. If the Company were removed from the NASDAQ-SMC, trading, if any, in the Common Stock or the Redeemable Warrants would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the NASD's OTC Electronic Bulletin Board. As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations as to the value of, such securities.

         In addition, if the Common Stock is delisted from trading on the NASDAQ-SMC and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the SEC, any equity security not traded on an exchange or quoted on NASDAQ-SMC that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Securities and the ability of purchasers to sell their Securities in the secondary market. There can be no assurance that the Securities will not be delisted or treated as a penny stock.

                                  THE COMPANY

         The Company was incorporated under the laws of the State of Delaware on January 11, 1996. On May 15, 1996 the Company amended its Certificate of Incorporation to change its name to InnoPet Brands Corp.. The Company maintains its principal business operations at One East Broward Boulevard, Suite 1100, Fort Lauderdale, Florida 33301. The Company's telephone number is (954) 453-2400. The Company's Web Site is http://www.innopet.com.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock or Redeemable Warrants offered hereby. The Company, however, may receive an aggregate of approximately $1,350,000 in the event of the exercise of all of the 225,000 Redeemable Warrants registered hereby (assuming an exercise price of $6.00 per share of Common Stock).


                           PRICE RANGE OF COMMON STOCK
                             AND REDEEMABLE WARRANTS

         The Common Stock and Redeemable Warrants are quoted on the NASDAQ-SMC under the symbols "INBC" and "INBCW", respectively. The following table sets forth for the fiscal periods indicated (beginning with the date of the Company's initial public offering) the high and low bid price information for the Common Stock and Redeemable Warrants:

                                                               Common Stock                          Redeemable Warrants
                                                         --------------------------              ---------------------------
                                                         High Bid           Low Bid              High Bid            Low Bid
                                                         --------           -------              --------            -------
Year Ending December 31, 1997
   First Quarter                                         $6.125              $4.000              $2.375               $1.375
   Second Quarter                                        $5.875              $4.250              $2.250               $1.125
   Third Quarter (through August 31, 1997)
                                                         $6.125              $4.625              $2.125               $1.437
Year Ended December 31, 1996
   December 5, 1996 through year end                     $6.000              $4.000              $2.375               $1.375

         On September 25, 1997, the closing bid price for the Company's Common Stock and Redeemable Warrants were $4.625 and $1.25, respectively. As of September 1, 1997 there were in excess of holders of record of the Company's Common Stock and Redeemable Warrants.

         There is no public trading market for the Company's Preferred Stock.

                                 DIVIDEND POLICY

         The Company has never declared or paid cash dividends on its Common Stock. It presently intends to retain earnings for use in its business and does not anticipate paying cash dividends in the foreseeable future. The payment of future cash dividends by the Company on its Common Stock will be at the discretion of the Board of Directors and will depend on its earnings, financial condition, cash flows, capital requirements and other considerations as the Board of Directors may consider relevant with respect to the payment of dividends. The Company's Series A Preferred Stock pays a dividend equal to 4% per annum. The dividend is payable by the issuance of shares of Common Stock. The number of shares to be issued as a dividend is determined based on the average closing bid price for a share of Common Stock as reported by the NASDAQ-SMC for the 20 trading days preceding the record date for the declaration of the dividend.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of June 30, 1997. This table should be reviewed in conjunction with the Company's financial statements and related notes appearing elsewhere in this Prospectus.

                                                                          As of
                                                                      June 30, 1997
                                                                         Actual
                                                                       (Unaudited)
 Notes payable to IPI .........................................           $600,000

Stockholder's equity:
  Preferred Stock 4% convertible, $.01 par value;
    authorized 5,000,000 shares; issued and outstanding
    625,000 shares; stated at liquidation value................          2,500,000
  Common Stock, $.01 par value; authorized 25,000,000
    shares; issued and outstanding 4,465,443...................             44,658
  Additional paid-in capital...................................         12,712,380
  Deficit accumulated during the development stage.............       (11,544,162)
  Notes and interest receivable on sale of common stock........        (2,216,243)
  Treasury stock at cost......................................             (1,454)
                                                                      ------------

Total stockholders' equity...................................            1,495,179
                                                                      ------------

Total capitalization...........................................         $2,095,179
                                                                      ============

                             SELECTED FINANCIAL DATA

         The selected financial data for the period ended December 31, 1996 are derived from the Company's financial statements audited by Rachlin Cohen & Holtz, independent certified public accountants. The results for the period which ended June 30, 1997 are not necessarily indicative of results that may be expected for any other interim period or for the full year. The selected financial data should be read in conjunction with, and are qualified by reference to, the Company's Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the Prospectus.

                                                                             Inception                             Inception
                                                                           (January 11,        Six Months        (January 11,
                                                                             1996) to            Ended             1996) to
                                                                            December 31,        June 30,            June 30,
                                                                               1996              1997                 1996
                                                                            -----------       -----------         -----------
                                                                                              (Unaudited)        (Unaudited)
Statement of Operations Data:
  Revenue............................................................       $ 1,859,936        $1,106,812            $153,061
  Cost of sales......................................................         1,634,474           762,162             132,776
                                                                            -----------       -----------         -----------
  Gross profit.......................................................           225,462           344,650              20,285
  Sales, general and administrative expenses:
    Sales expense....................................................           513,000           329,016             235,000
    Slotting.........................................................         1,094,845           670,646              44,000
    Marketing........................................................         1,396,282         2,200,292             332,130
    Product development..............................................           584,976           244,190             399,542
    General and administrative.......................................         1,782,795         1,929,689             915,929
                                                                            -----------       -----------         -----------
  Operating loss.....................................................       (5,146,436)       (5,029,183)         (1,906,316)
  Interest, financing and other costs and expenses...................       (1,371,868)             3,325           (218,841)
                                                                            -----------       -----------         -----------
  Net loss...........................................................      $(6,518,304)      $(5,025,858)        $(2,125,157)
  Net loss per common share..........................................           $(3.11)            $(1.13)            $(1.13)
                                                                              ========           ========           ========
  Common shares outstanding..........................................        2,094,000          4,465,661          1,878,378
                                                                                                =========          =========



                                                        As of          As of
                                                      December       June 30,
                                                      31, 1996         1997
                                                     -----------   -----------
                                                                   (Unaudited)
Balance Sheet Data:
  Working capital................................... $4,113,187      $824,459
  Total assets......................................  7,566,713     5,313,357
  Long term debt, note payable to IPI
  net of current portion............................    800,000       600,000
  Total liabilities.................................  3,023,689     3,818,178
  Stockholders' equity..............................  4,533,024     1,495,179

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

Overview

         The Company produces, markets and sells premium dog food through supermarket and grocery stores under the name of Veterinarian Formula Dog Food. The Company was created on January 11, 1996 to acquire the KenVet Nutritional Care Line of dog and cat foods (the "KenVet Line") from a subsidiary of ConAgra.


         Since 1988, supermarkets' share of pet food sales in the United States has fallen from 85% to 56%, mainly due to increased sales of premium pet foods through specialty pet stores. Until the introduction of Veterinarian Formula, premium pet foods, which represent approximately 20% of the total pet food market, were not available in supermarkets. The Company believes that the availability of a full line of premium pet foods at supermarkets will allow supermarkets to stop the erosion of their market share and perhaps allow them to recapture market share. See "Industry Background".

         The Company has focused its sales and marketing efforts on the eastern United States. As of September 1, 1997 the Company has sold product in the following markets: the Greater Metropolitan New York area; the New England area; Philadelphia, Pennsylvania and other areas of Pennsylvania; the Baltimore, Maryland and Washington, D.C. areas; Virginia; North Carolina; South Carolina; Georgia; Alabama; and Florida.

         The Company's objective is to become a national provider of premium pet foods through supermarket and grocery store outlets. The Company intends to achieve its objective by: (i) providing supermarkets a brand of competitively-priced premium pet food to enable supermarkets to recapture a share of the premium pet food market that they have lost to specialty pet stores; (ii) expanding distribution to supermarkets and grocery stores throughout the United States; (iii) increasing consumer awareness and market penetration throughout the Company's market areas; and (iv) packaging its products in unique single serving-sized inner-bags which are designed to increase convenience of feeding, regulate portions, reduce product deterioration and prevent contamination. The Company's strategy is to provide premium pet food products that are good for the pet and easy to use for the owner.

Results of Operations

         The following table sets forth, for the periods indicated, selected financial data for the Company as a percentage of net sales:


                                                                           Inception                             Inception
                                                                          (January 11,        Six Months        (January 11,
                                                                            1996) to             Ended            1996) to
                                                                          December 31,         June 30,           June 30,
                                                                              1996               1997               1996
                                                                          ------------        -----------        -----------
                                                                                              (Unaudited)        (Unaudited)
Statement of Operations Data:                                                 %                 %                   %
  Revenue............................................................         100.0             100.0               100.0
  Cost of sales......................................................          87.9              68.9                86.7
                                                                            -------           -------             -------
  Gross profit.......................................................          12.1              31.1                13.3
  Sales, general and administrative expenses:
    Sales expense....................................................          27.6              29.7               153.5
    Slotting.........................................................          58.9              60.6                28.7
    Marketing........................................................          75.1             198.8               217.0
    Product development..............................................          31.5              22.1               261.0
    General and administrative.......................................          95.9             174.3               598.4
                                                                            -------           -------             -------
  Operating loss.....................................................        (276.7)           (454.4)           (1,245.5)
  Interest, financing and other costs and expenses...................         (73.8)              0.3              (143.0)
                                                                            --------          -------             --------
  Net Loss...........................................................        (350.5)           (454.1)           (1,388.4)
                                                                            ========          ========           =========

Six months ended June 30, 1997 compared to the period from inception (January 11, 1996) through June 30, 1996.

         Revenues. Revenues increased $953,751 or 623% to $1,106,812 during the year to date period ended June 30, 1997 from $153,061 during the period from inception through June 30, 1996.

         Cost and Expenses. Cost of goods sold increased $629,386 or 474% to $762,162 during the year to date period ended June 30, 1997 from $132,776 during the period from inception through June 30, 1996. Cost of goods sold for the year to date period ended June 30, 1997 were 69% of sales, providing a gross margin of 31% for the period, an improvement of 18 percentage points over the period from inception through June 30,1996. The improved margin was the result of increased volume during the year to date period ended June 30, 1997 over the period from inception through June 30, 1996.

         Sales Expenses. Sales expenses increased $94,016 or 40% to $329,016 during the year to date period ended June 30, 1997 from $235,000 during the period from inception through June 30, 1996. Sales expenses for the year to date period ended June 30, 1997 totaled 30% of sales. These costs consist of broker commissions (5% of sales), and the Company's in-house sales force.

         Slotting Allowances. Slotting allowances increased $626,646 to $670,646 during the year to date period ended June 30, 1997 from $44,000 during the period from inception through June 30, 1996, reflecting expanding distribution. Slotting fees are fees charged manufacturers by retailers in order to facilitate the introduction of new products. The fees represent charges for warehouse space (slots) to be used to store a manufacturer's products, charges for retail shelf space and related shelf sets to make room for the products and reimbursement of retailer expenses (entering new items into their computer systems and in some cases marketing support provided by the retailer). The practice by retailers of charging slotting fees is a standard industry practice. The Company expects to continue to incur slotting fees as it expands its geographic territory and as new products are introduced.

         Marketing Expenses. Marketing expenses increased $1,868,162 or 562% to $2,200,292 during the year to date period ended June 30, 1997 from $332,130 during the period from inception through June 30, 1996. Marketing expenses for the year to date period ended June 30, 1997 reflected initial implementation of the Company's marketing program, and included items such as advertising (approximately $332,000), directed sampling programs via direct mail and delivery with newspapers (approximately $425,000), and in store demonstrations (approximately $691,000).

         Product Development Expenses. Product development expenses decreased $155,352 or 39% to $244,190 during the year to date period ended June 30, 1997 from $399,542 during the period from inception through June 30,1996. The expense level for the year to date period ended June 30, 1997 reflects expenses associated with the ongoing management of manufacturers and co-packers, and ongoing research and development. During the period from inception through June 30, 1996, much of the product development costs were costs associated with testing of newly acquired formulations (e.g., palatability and bioavailability), expenses associated with locating manufacturers and certifying their facilities and processes.

         General and Administrative Expenses. General and administrative expenses increased $1,013,760 or 111% to $1,929,689 during the year to date period ended June 30, 1997 from $915,929 during the period from inception through June 30, 1996. The increase resulted from increased logistics costs (approximately $420,000); increased legal, accounting and professional fees (approximately $209,000) associated with strategic planning, SEC compliance and other matters; increased rent (approximately $38,000); increased amortization costs; and increases in general office expenses.

         Interest Income Net of Interest Expense and Financing Costs. Interest income net of interest expense and financing costs increased $222,166 to $3,325 during the year to date period ended June 30, 1997 from a net expense of $218,841 during the period from inception through June 30, 1996. The expense during the prior year period reflected amortization of financing costs associated with the start up of the business. These costs were fully amortized during 1996 and are non-reoccurring.

         Net Loss. Net loss increased $2,900,701 or 136% to $5,025,858 during the year to date period ended June 30, 1997 from $2,125,157 during the period from inception through June 30, 1996. The increase was due primarily to initial expenditures associated with the implementation of the Company's marketing plans, combined with slotting fees. The Company expects to continue to incur losses at least through fiscal year 1997. The Company's ability to achieve a profitable level of operations will depend in large part on the market acceptance of its products, and the Company's ability to obtain additional financing. There can be no assurance that the Company will achieve profitable operations.

Period from inception (January 11, 1996) through December 31, 1996

         Revenues. Revenues for the period were $1,859,936. Cost of sales totaled $1,634,474 resulting in a gross margin of $225,462 or 12.1% of revenues. The narrow margin resulted primarily from warehousing and transportation expenses associated with the initial shipments of the Company's products.

         Costs and Expenses. Costs and expenses for the period totaled $5,371,898. These costs and expenses are detailed below.

         Sales Expenses. Sales expenses for the period were $535,000 or 28% of sales. These costs consist of brokerage commissions (5% of sales), and the Company's in-house sales force.

         Slotting Allowances. Slotting allowances for the period were $1,094,845. Slotting fees are fees charged manufacturers by retailers in order to facilitate the introduction of new products. The fees represent charges for warehouse space (slots) to be used to store a manufacturer's products; charges for retail shelf space and related shelf sets to make room for the products; and reimbursement of retailer expenses (entering new items into their computer systems and, in some cases, marketing support provided by the retailer). The practice by retailers of charging slotting fees is a standard industry practice. The Company expects to continue to incur slotting fees as it expands its geographic territory and as new products are introduced.

         Marketing Expenses. Marketing expenses for the period were $1,396,282, reflecting costs to develop packaging and initial advertising costs.

         Product Development Expenses. Product development expenses, including personnel and related costs, were $584,976. This primarily reflects testing of formulations (e.g. palatability and bioavailability), expenses associated with locating manufacturers and suppliers and of certifying their facilities and processes. Product development expenses will continue to be expended to manage manufacturers and co-packers and to facilitate extension of the Company's product lines and new product introductions. It is not anticipated that the level of expenditure in these areas will increase substantially with the anticipated product introduction and line extension included in the current business plan.

         General and Administrative Expenses. General and administrative expenses were $1,782,795 which were primarily composed of costs associated with the development and implementation of the overall business strategy, marketing and financial plans. Costs included personnel expenses of approximately $889,000, amortization of formulae acquisition costs and the ConAgra non-compete agreement of approximately $120,000 and other expenses.

         Interest and Financing Costs. Interest and financing costs totaled $1,371,868 consisting of amortization of deferred financing costs and original issue discount relating to the August 1996 private placement (approximately $674,000); interest expense (approximately $159,000); other financing costs (approximately $349,000, consisting primarily of amortization of deferred financing costs); and costs in connection with other financings (approximately $161,000, representing certain professional fees which were incurred in connection with other financing).

         Net Loss. The Company reported a net loss of $(6,518,304) or $(3.11) per common share for the period from inception (January 11, 1996) to December 31,1996. The loss is primarily the result of limited sales generated for that period as compared to costs and expenses incurred pertaining primarily to developmental activities of the Company to date.

Income Taxes

         Net operating losses generated in fiscal 1996 will be carried forward and utilized to offset future income tax expense. The Company has a net operating loss carry-forward of approximately $6,500,000 for federal income tax purposes at December 31, 1996. This net operating loss carry-forward will expire in the year 2011. The Company's ability to utilize its net operating loss carry-forwards will be subject to annual limitations in future periods pursuant to the "change in ownership rules" under Section 382 of the Internal Revenue Code of 1986, as amended. The Company estimates that an annual limitation of approximately $990,000 will apply to the net operating loss carry-forward. The Company's utilization of its tax benefit carry-forward may be further restricted in the event of subsequent changes in ownership.

Liquidity and Capital Resources

         Capital for the development of the Company has been provided by IPI, the former parent company of the Company, an initial public offering of units, a private placement of preferred stock and a short term loan.

         The capital provided to the Company by IPI consisted of $2,360,538 in the form of costs and expenses ($1,462,315), funds used to purchase the Veterinarian Formula formulations ($699,794) and financing costs ($198,429). Additionally, on June 5, 1996 IPI provided the Company $1,000,000 in financing in exchange for a five-year note from the Company. Through December 31, 1996, IPI also provided $724,394 in working capital for inventories and costs and expenses, which were recorded as accounts payable to IPI

         The Company completed its initial public offering on December 5, 1996, and the overallotment on December 10, 1996, which in aggregate consisted of 2,587,500 units, realizing approximately $8,441,000 in net proceeds. Each unit included one share of Common Stock and one Redeemable Warrant exercisable at $6.00 per share. The Company repaid $2,000,000 of private placement financing from the proceeds of the initial public offering.

         On April 29, 1997, the Company completed a $2,500,000 private placement (the "Private Placement"). The shares were purchased by Entrepreneurial Investors, Ltd., a Bahamian company ("EIL"). The Private Placement consisted of the sale of 625,000 shares of Series A 4% Cumulative Convertible Preferred Stock, par value $.01 per share, at $4.00 per share. The Company realized net proceeds from the Private Placement of $1,987,913.

         On July 9, 1997, the Company borrowed $1,500,000 from EIL. The note has a stated interest rate of 14%, matures on January 15, 1998 and is collateralized with 600,000 shares of Common Stock. The principal amount of the note may be converted into Common Stock at $4.50 per share. Additionally, in connection with the loan, the Company issued 225,000 Redeemable Warrants to purchase shares of Common Stock at $6.00 per share. The Redeemable Warrants are subject to the same terms and conditions as the warrants publicly traded.

         Working Capital. At June 30, 1997, the Company had working capital of $824,459, compared to working capital of $4,113,187 at December 31,1996. The change in working capital was primarily due to the loss incurred during the year to date period ended June 30, 1997, partially offset by the net proceeds of the Private Placement.

         Cash Flow. Net cash used in operating activities was $3,486,320 and $5,401,505 for the period from inception (January 11, 1996) through December 31,1996 and for the year to date period ended June 30, 1997, respectively. During 1996, the net cash used in operating activities was the result of operating losses, increases in accounts receivable, inventories and other assets, partially offset by costs and expenses paid on behalf of the Company by IPI and by increases in trade accounts payable, accounts payable to IPI and other liabilities. During the year to date period ending June 30,1997, net cash used in operating activities was the result of operating losses, increases in accounts receivable and inventories, partially offset by increases in accounts payable.

         Net cash used in investing activities was $84,540 and $368,737 for the period from inception (January 11, 1996) through December 31, 1996 and for the year to date period ended June 30, 1997, respectively. These expenditures reflected capital expenditures including meat handling equipment to be used by one of the Company's manufacturers, plates for printing the bags used for the Company's finished product and office equipment.

         Net cash provided by financing activities was $8,185,172 and $1,788,014 for the period from inception (January 11, 1996) through December 31, 1996 and for the year to date period ended June 30, 1997, respectively. During 1996, the net cash provided by financing activities resulted from the proceeds of long-term financing from IPI, net of costs and expenses paid on behalf of the Company by IPI; the proceeds from a bridge financing, net of deferred financing costs; and the proceeds from the Company's initial public offering, net of repayment of the bridge financing and net of offering costs. During the year to date period ended June 30, 1997, net cash provided by financing activities resulted from the proceeds of the April 29, 1997 Private Placement, net of costs of the April 29, 1997 Private Placement and net of a principal repayment to IPI on the five-year note.

         In order to achieve its business objectives, the Company is seeking additional financing which may consist of debt, equity or a combination thereof. If the Company is unable to obtain additional financing, the Company will be required to modify its current business objectives. There can be no assurance that the Company will be able to obtain such additional financing. The failure by the Company to obtain additional capital would have a material and adverse effect on the business of the Company.

         During June 1996, the Company entered into a five-year facilities agreement with IPI which provides for a pass-through of rent costs and reimbursement to IPI for funds expended for equipment, furniture and fixtures. Under the terms of the agreement, the Company is obligated for approximately $349,000 in payments over the next 12 months and approximately $1,369,000 over the remaining life of the agreement. The Company is obligated to pay approximately $679,000 in annual salaries to management. The Company has no material commitments for capital expenditures over the next 12 months.

                                    BUSINESS

The Company

         The Company produces, markets and sells premium dog food through supermarkets and grocery stores under the name InnoPet Veterinarian Formula(TM). In June 1996, the Company commenced sales of its beef formula dog food to supermarkets in the Greater Metropolitan New York area. As of September 1, 1997 the Company has sold product in the following markets: the Greater Metropolitan New York area; the New England area; Philadelphia, Pennsylvania and other areas of Pennsylvania; the Baltimore, Maryland and Washington, D.C. areas; Virginia; North Carolina; South Carolina; Georgia; Alabama; and Florida.

         The Company's objective is to become a national provider of premium pet foods through supermarket and grocery store retail outlets. The Company intends to achieve its objective by: (i) providing supermarkets a brand of competitively-priced premium pet food to enable supermarkets to recapture a share of the premium pet food market that they have lost to specialty pet stores; (ii) expanding distribution to supermarkets and grocery stores in the throughout the United States; (iii) increasing consumer awareness and market penetration throughout the Company's market areas; and (iv) packaging its products in unique single serving-sized inner-bags which are designed to increase convenience of feeding, regulate portions, reduce product deterioration and prevent contamination.

         In June 1997, the Company began expansion of its line of dog foods with the introduction of lamb and rice with barley formula in its existing markets. At the same time, the Company also entered into long-term agreements with the North Shore Animal League and the Pet Savers Foundation, whereby InnoPet Veterinarian Foods will be exclusively fed to in-house dogs and recommended to adopters by both of these not-for-profit humane organizations which adopt out animals through thousands of shelters each year. In addition, adopters will be provided with product samples, literature and coupons, and will be able to purchase the products in retail stores of some participating adoption centers.

         The Company is in the process of implementing its overall marketing strategy, which commenced in February 1997. The Company's strategy is to provide premium pet food products that are good for the pet and easy for the owner. Programs include: radio and newspaper advertising; free-standing inserts; in-store couponing, shopping cart signage and floorminders; trial size displays; store feature ads and circulars; direct mail sampling programs to targeted consumers, veterinarians and breeders; newspaper sample pouches; and extensive in-store demonstrations with sampling. In addition, the Company participates in, and supports with sampling, local pet-related events (e.g., pet walkathons, pet shows, etc.) within its market area, both independently and in conjunction with local supermarkets.

Industry Background

         In 1996, approximately 53 million United States households, or over one-half of all United States households, owned at least one pet; over half of these pet-owning households owned more than one pet.1 Retail sales of pet food in the United States in 1996 were approximately $9.4 billion (an increase of 3% over 1995), of which approximately 20% was premium pet food.(1) Projected growth for 1997 is 7.4% to a $10.1 billion level.(1) From 1991 through 1996, sales of premium pet food have increased at a compound annual growth rate of approximately 18%, compared to a compound annual growth rate of less than 3% for total pet food sales. The Company believes sales of premium pet food have increased in recent years primarily due to heightened concern for animal welfare and nutrition. Premium pet food is generally characterized by quality ingredients, such as pure meat, higher nutritional value, increased digestibility, increased nutrient absorption and higher pricing. The Company believes that its product qualifies as premium because of, among other things, its use of pure beef as the primary source of protein, corn gluten instead of corn meal, and rice instead of other grains.

         Historically, the pet food industry was dominated by relatively low priced, grain-based or animal byproduct-based nationally branded products sold through supermarkets. In the early 1980's, supermarkets sold
--------
1 This information is derived from The Maxwell Consumer Report, Wheat First Butcher Singer (June 25, 1997, May 30, 1996 and May 24, 1996); J. Palmer, Well, Aren't You the Cat's Meow, Barron's, April 1, 1996 at p.29; and Packaged Facts for the Pet Food Market (February 1997 and February 1996); The Information Catalogue, Marketing Intelligence Studies, Find/SVP Worldwide Consulting Research and Advisory Services (1997 and 1996, respectively).

in excess of 90% of all pet foods.2 From 1988 to 1996, however, the percentage of pet food sales made through supermarkets and grocery stores decreased from approximately 85% to 56%, mainly due to increased sales of premium pet foods through specialty pet stores.2 The decline is expected to continue to 53% in 1997. These premium pet foods are currently not available to supermarkets and grocery stores. Between 1989 and 1996, sales of pet foods through outlets other than the supermarket/grocery store segment have risen approximately 71%.2

         The Company believes supermarkets and grocery stores have been unable to reverse their loss of pet food market share because of their inability to obtain a full line of premium pet foods. The Company believes that manufacturers of premium pet foods have not supplied supermarkets and grocery stores in order to preserve their primary distribution channel, the specialty pet store. Market research commissioned by the Company, and conducted by Bruskin Goldring Research, indicates that approximately one-half of households in the United States with one or more dogs would be likely to try a line of premium dog food if it were available in supermarkets.

Products

         In January 1996, the Company acquired from a subsidiary of ConAgra the formulas for 51 stock keeping units ("SKUs") of premium dog and cat foods grouped in 14 basic formulations, including both dry and canned foods. The formulas were developed by ConAgra under the name KenVet Nutritional Care to be prescribed and sold only through veterinarians. Some of these formulations have been used to create the Company's initial products. Further, the Company repackaged and repositioned the product for sales in the supermarkets. The Company's current products are based on 100% beef protein. The Company believes its use of pure beef protein, corn gluten instead of corn meal, and rice instead of other grains makes its product premium as compared to other pet food currently sold in supermarkets and grocery stores. Independent laboratory tests commissioned by the Company indicated that its dog food products meet or exceed other national premium food products in digestibility and are comparable in palatability. These tests determine the percentage of protein, fat and energy used by the dog as compared to the contents of the food prior to ingestion. The high degree of nutrient absorption of the Company's products, known as "bioavailability," promotes less body fat by decreasing the dog's ingestion of nonuseable calories and increases the per dollar value of the food by reducing the volume of food required to deliver the appropriate nutrient level.

         Existing Products. The Company currently offers 12 SKUs of dry dog food for puppies, adults and seniors to meet the nutritional requirements of pets at each stage of their lives, in three outer and three inner bag sizes. The 3.75,
8.125 and 15-pound outer bag sizes provide approximately one week's food supply for small, medium and large dogs, respectively. Both beef and lamb and rice with barley products are available for adult dogs and beef product is available for puppies and seniors. The outer bag sizes are designed to promote weekly purchases during the consumer's normal food buying trip to the supermarket or grocery store.

         Future Products. During the next 12 months, the Company anticipates introducing additional products, including puppy and senior lamb and rice with barley formulas, four life stage SKUs for cats and special needs SKUs for dogs and cats. The Company's planned special needs products will be formulated to meet specific dietary needs, such as obesity and allergies, and in response to the dictates of the consumer, such as lamb and rice formulations.

         Packaging. Unlike conventional bulk packaging in large bags, the Company uses inner-seal packs inside larger bags. This packaging system is comparable in cost to traditional dry food bulk packaging since the Company's outer-bag does not require an oxidation or fat transfer barrier. Products for different sized animals are packaged in different sized inner-seal bags. The inner-seal bags contain a single suggested serving for the animal's size. The inner-seal bags help prevent oxidation of protein, fat, vitamins and minerals in the pet food, a process that begins immediately upon exposure to air and lowers the nutritional value of bulk-packed dry foods. Additionally, contamination of product due to insects, vermin and other sources can be substantially reduced because the packaging for a single portion need not be opened until the pet's feeding time. The inner-seal packaging helps maintain the appeal of the product to the pet, thus helping to reduce waste and cost to the owner. The Company's inner-seal packaging also promotes portion control feeding recommended by veterinarians to prevent obesity, a leading ailment among dogs and cats. The inner-seal bags are easily transported which allow owners traveling with pets or leaving pets in kennels to more easily feed their pets. Each inner-seal bag is also labeled for resale, which the Company believes increases the potential


__________________

2    See footnote 1 on previous page.

number of retail outlets for the Company's products by allowing single serving sales in supermarkets and smaller stores.

Marketing and Sales

         The Company's marketing strategy is designed to respond to both the supermarket's need to stem the loss of pet food customers to specialty pet stores and the consumers' desire for the convenience of purchasing a premium pet food in the supermarket. The Company currently sells its products primarily through supermarkets and grocery stores. The Company believes its products are nutritionally superior to currently available branded products sold through supermarkets and specialty pet stores' premium products.

         Market research commissioned by the Company indicates that approximately one-half of United States homeowners with a dog would be willing to try a product defined as the Company's premium dog food formulations if it was available in supermarkets. Fewer than 3% of the respondents who would not try such a product expressed doubts that supermarkets would offer a premium dog food. A similar small percentage responded that price would be a barrier to trying such a product.

         The Company generates brand awareness of its products through integrated marketing communications programs. The Company plans to use in-store promotions, such as floor minders, trial size displays, in-store sampling, instantly redeemable coupons and point of purchase displays. The Company also uses free standing inserts in newspapers and mails product samples, literature and coupons to demographically targeted consumers, veterinarians and breeders. The Company plans to participate in pet-related events, such as dog walks and pet welfare fundraisers, as well as general events such as tennis tournaments and veterinarian conferences.

         The Company's suggested retail prices for its products are approximately 15% below comparable specialty pet store prices for premium brands and are significantly higher than the highest priced branded products sold through the supermarkets, thereby providing supermarkets with a higher profit margin with the Company's products than with other pet food products.

         In March 1996, the Company began contacting supermarkets in the Greater Metropolitan New York area which, eventually, resulted in authorization from a majority of the supermarket and grocery store chains in this territory. In June 1996, shipments of the Company's dog food began. As of September 1, 1997, the Company has sold product in the following markets: the Greater Metropolitan New York area; the New England area; Philadelphia, Pennsylvania and other areas of Pennsylvania; the Baltimore, Maryland and Washington, D.C. area; Virginia; North Carolina; South Carolina; Georgia; Alabama; and Florida.

         In order to make sales to supermarkets and wholesalers, who function as distribution organizations for supermarkets and other grocery stores, the Company, using brokers and field sales managers, must first obtain authorization for its pet foods. Generally, authorizations are made by the supermarket's corporate buying office or buying committee. An authorization from a supermarket or similar organization is the acceptance of the Company's pet foods for sale in the supermarket's stores. Obtaining an authorization involves the presentation of the Company's products, and the negotiation of product set-up or slotting fees, minimum order quantities, initial scope and duration of product shelf space allocation, and marketing program participation. The Company works closely with its independent food brokers in obtaining authorizations.

         Once an authorization has been obtained, the Company's brokers, overseen by its field sales managers, coordinate initial orders with the supermarket's pet products category buyer. The Company engages its food brokers, all of whom are paid on a commission basis, on an exclusive basis with respect to premium pet food.

         The Company's ability to obtain authorizations to sell its products in supermarkets and grocery stores depends upon the efforts and skills of brokers retained by the Company. Although the Company believes it will be able to locate and retain qualified brokers throughout the United States on acceptable terms, there can be no assurance that the Company will be able to do so. The failure to obtain authorizations or to locate and retain qualified brokers could have a material adverse effect on the Company.

Manufacturing and Distribution

         The manufacture of the Company's dog food begins with the purchase of the raw materials which are then processed into kibble. The kibble is then transported in bulk to companies which package the kibble for retail sale. The packaged food is then distributed to supermarkets.

         The Company outsources the manufacturing, packaging and transporting of its products. The Company does not maintain supply agreements with any third party suppliers, but instead purchases products pursuant to purchase orders in the ordinary course of business. The Company will be substantially dependent on the ability of its manufacturers and suppliers to, among other things, meet the Company's performance and quality specifications. Failure by the Company's manufacturers and suppliers to comply with these and other requirements could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company's manufacturers and suppliers will dedicate sufficient production capacity to meet the Company's scheduled delivery requirements or that the Company's suppliers or manufacturers will have sufficient production capacity to satisfy the Company's requirements during any period of sustained demand. Their failure to supply, or delay in supplying, the Company with products could have a material adverse effect on the Company. The Company believes that its suppliers' manufacturing capacity will be adequate for the Company's needs for the foreseeable future. The inability of the Company's current suppliers to fulfill the Company's production requirements, or the Company's failure to obtain alternative production supply relationships, would have a material adverse effect on the Company.

         The Company's sub-contracted manufacturers are responsible for the emulsification of the meat and the purchase and preparation of the other raw materials that make up the Company's pet food. The principal raw material required for the Company's products is beef. The Company obtains beef for its products pursuant to an agreement with Monfort, a subsidiary of ConAgra, that terminates in 1999, unless terminated earlier by either party on 60 days notice. This agreement provides for the delivery of up to 15 million pounds of beef per year at a fixed price. The fixed price is comparable to current beef prices. Accordingly, if beef prices fall, the Company will be able to terminate the agreement. Conversely, if beef prices increase, Monfort will be able to terminate the agreement. In addition, any failure by Monfort to fulfill its obligations under the agreement, or the failure by the Company to secure an alternative source of beef at comparable prices upon the termination of the Monfort agreement, whether at its expiration date or earlier, would have a material adverse effect on the Company.

         The Company owns no warehouses, trucks or other distribution facilities or equipment. The Company distributes its products directly to supermarket distribution centers and distribution centers operated by grocery store wholesalers. The Company may lease space in public warehouses from time to time. All transport and distribution of the Company's products will be done through common carriers or fleets operated by the Company's customers.

Competition

         The pet food business is highly competitive. Virtually all of the manufacturers, distributors and marketers of pet food have substantially greater financial, research and development, marketing and manufacturing resources than the Company does. Competitors in the premium pet food market include, among others, Colgate- Palmolive Co. (Hills' Science Diet), Iams Co. and Ralston Purina Co. Brand loyalty to existing products may prevent the Company from achieving its sales objectives. Additionally, the long-standing relationships maintained by existing premium pet food manufacturers with veterinarians and pet breeders may prevent the Company from obtaining professional recommendations for its products. It is expected that the advertisements of North Shore Animal League and the Pet Savers Foundation will partially offset this concern. In addition, the Company competes with current supermarket high-priced dog foods which are not considered premium when compared to Veterinarian Formula and to the premium dog foods offered in the specialty pet stores.

         Although the dominant existing premium pet foods are not currently available in supermarkets and grocery stores, there can be no assurance that this will continue. In addition, no barriers to entry exist with respect to such brands. The entrance into the supermarket and grocery store distribution channel of an existing or new premium pet food by any of the Company's competitors could have a material adverse effect on the Company.

         As compared to its competition, the Company believes that its products offer the following advantages: (i) a premium pet food available in supermarkets, (ii) a superior packaging system, (iii) a supermarket and grocery store distribution network, and (iv) competitive pricing with other premium products. There can be no assurance, however, that these perceived advantages will enable the Company to compete successfully.

Intellectual Property

         InnoPet is a registered trademark of the Company. The Company has filed applications for trademarks covering InnoPet Brands and InnoPet Veterinarian Formula.

Government Regulation

         The Company's products must be produced in USDA approved facilities. It is the responsibility of the Company's manufacturers to obtain and maintain such approvals. In addition, the Company's products are subject to federal and state labelling regulations and must be registered in each state that the products are sold to consumers. If the Company fails to register its labels or satisfy relevant labelling regulations, it may be subject to fines or prohibited from selling its products until such regulations are satisfied. The Company believes it is in material compliance with such regulations.

Insurance

         The Company has obtained product liability insurance and excess liability insurance which provide aggregate coverage of $1,000,000 and $2,000,000, respectively.

Employees

         As of September 1, 1997, the Company employed 35 people, one of whom is employed on a part time basis. This includes ten persons engaged in sales, eight in marketing, four in manufacturing/research and development, and 13 in administration/accounting and support. Management believes its labor relations are satisfactory.

Litigation

         The Company is currently not a party to any material legal proceedings.

Properties

         The Company currently leases from IPI under a facilities agreement its corporate office located at 1 East Broward Boulevard, Suite 1100, Fort Lauderdale, Florida 33301, where the Company occupies approximately 11,900 square feet of office space. The monthly rent is approximately $22,650. The facilities agreement with respect to the offices expires April 30, 2001. See "Certain Transactions." The Company believes it has adequate space to conduct its operations.

                                   MANAGEMENT

         The following table sets forth certain information with respect to the Company's Directors and Executive Officers:

                                         Company Position
Name                  Age                and Offices Held
------------------    ---  -----------------------------------------------------
Marc Duke             50   Chairman of the Board and Chief Executive Officer
John Bieber           53   Vice President of Marketing and Director
Albert A. Masters     66   Vice President of Sales and Director
Linda Duke            50   Vice President of Operations
Robin Hunter          40   Vice President, Chief Financial Officer and Secretary
Dana Vaughn           43   Vice President of Animal Sciences
Curtis Granet         46   Director
Richard P. Greene     40   Director

         Marc Duke is the Chairman of the Board of Directors and Chief Executive Officer of the Company and has held such positions since January 1996. He is also the Chairman of the Board of Directors and Chief Executive Officer of IPI and its subsidiaries, and has held such positions since September 1995. From 1993 to 1995, he was President of The Original Pet Drink Company, a subsidiary of IPI. From 1990 to 1992, he was President of Madison South International, Inc. ("Madison"), a national and international marketing consulting company.

         John Bieber is the Vice President of Marketing of the Company and has held such position since January 1997. From 1990 to 1996 Mr. Bieber was an independent marketing consultant. From April 1989 to January 1990, he was President and Chief Operating Officer of the MD&A Group, Inc. ("MD&A"), an advertising and marketing consulting firm. From 1987 to 1989, Mr. Bieber was Vice President and Director of Account Services with MD&A. From 1976 to 1986, Mr. Bieber was Vice President/Account Supervisor with BBDO Advertising Inc.

         Albert A. Masters is the Vice President of Sales of the Company and has held such position since June 1996. From September 1995 to May 1996, Mr. Masters was the Vice President of Sales of IPI. From 1991 to 1995, he was a Vice President of Sales for Professional Laboratory Systems.

         Linda Duke is Vice President of Operations and has held such position since June 1996. From September 1995 to May 1996, she was the Director of Operations for IPI. From 1993 to 1995, she was the Director of Operations for The Original Pet Drink Company. From 1990 to 1992 she was Vice President of Operations of Madison. Linda Duke is married to Marc Duke.

         Robin Hunter is Vice President, Chief Financial Officer and Secretary and has held such positions since January 1996. From October 1995 to May 1996, Mr. Hunter was the Vice President and Chief Financial Officer of IPI. From 1988 to 1995, Mr. Hunter was employed by Petri Baking Products, Inc. where he was first the Controller from 1988 to 1993, and was then promoted to Director of Finance from 1993 to 1995.

         Dana Vaughn is Vice President of Animal Sciences and has held such position since June 1996. From December 1995 to May 1996, he was the Vice President and Managing Director of the Animal Sciences Division of IPI. From 1985 to 1995, Dr. Vaughn was the Director of the Laboratory of Nutritional & Medicinal Biochemistry at the College of Veterinary Medicine of Auburn University. Dr. Vaughn is also a member of the Board of Directors of IPI.

         Curtis Granet is a partner in the certified public accounting firm of Levine & Granet, C.P.A. in the State of New York, and has held such position since 1981.

         Richard P. Greene is an attorney engaged in the practice of corporate and securities law in the State of Florida and has maintained his own practice since 1988. He is the Secretary of IPI.

Director Compensation

         Non-employee directors receive a fee of $250 for each meeting of the Board attended and a fee of $125 for each meeting of any committee of the Board attended and reimbursement of their actual expenses. In addition, pursuant to the Company's Stock Option Plan, each non-employee director will be granted options to purchase 2,500 shares of Common Stock per annum at an exercise price equal to the fair market value of the underlying common stock on the date of grant which shall be the last trading date in November of each year. These option grants will begin in November 1997.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

         The following table sets forth certain information (since inception, January 11, 1996) with respect to the compensation earned by the Company's Chief Executive officer and each of the other executive officers whose salary and bonus compensation for the fiscal year ended December 31, 1996 exceeded $100,000.


                                                         Annual                                               Long-Term
                                                      Compensation                                       Compensation Awards
                                                      ------------                                       -------------------
                                                                               Other Annual                           All Other
Name and Principal Position        Year           Salary         Bonus         Compensation         Options         Compensation
---------------------------------  ----        ------------   -----------   ------------------   -------------   ---------------
Marc Duke,                           1996        $115,410         -0-           $7,000(1)             -0-               -0-
Chief Executive Officer

-------------

(1)  Represents car allowance payments to Mr. Duke.




Employment Contracts and Termination of Employment and Change-In-Control Arrangements

         The following is a description of the employment contracts between the Company and its executive officers. In June 1997, the Company and each executive officer agreed to reduce immediately each executive's salary. As of September 1, 1997 this reduction in base salary was still in place.

         The Company has entered into an employment agreement with Mr. Marc Duke, Chief Executive Officer, which expires on May 31, 2000. Mr. Duke currently receives a base salary of $200,000. Under the terms of the agreement, Mr. Duke is eligible to receive a bonus of up to 25% of his base salary at the discretion of the Board of Directors and a performance bonus to be determined each year by the Board of Directors. If the agreement is terminated by the Company without cause, he is entitled to receive three times his average annual salary over the course of the previous five years (or for whatever lesser period he has been employed.) Such payment shall be paid half on the date of termination and the balance six months thereafter. In the event there is a change-in-control of the Company, and Mr. Duke is terminated, he is entitled to receive a payment equal to three times his average annual salary and bonus over the course of the previous five years (or for whatever lesser period he has been employed.) Such payment shall be paid half on the date of the change-in-control and the other half six months thereafter. The agreement also contains certain restrictions on competition.

         The Company entered into an employment agreement with Mr. John Bieber, Vice President of Marketing, as of January 6, 1997, which expires on December 31, 1999. The agreement will automatically renew for one (1) additional year unless terminated by the Company or Mr. Bieber. Mr. Bieber currently receives a base salary of $100,000. Under the terms of the agreement, Mr. Bieber is eligible to receive a merit bonus at the discretion of the Board of Directors. The agreement provides that if Mr. Bieber is terminated without cause, he is entitled to receive a severance payment equal to six months of his annual salary payable over the six months following his termination. As part of the agreement, Mr. Bieber has been granted options to purchase 25,000 shares of Common Stock of the Company. The options vest over three years beginning on December 31, 1997. The agreement also contains certain restrictions on competition.

         The Company has entered into an employment agreement with Ms. Linda Duke, Vice President of Operations. The agreement expires on May 31, 1999 and contains an automatic renewal for one (1) additional year unless terminated by the Company or Ms. Duke. Ms. Duke currently receives a base salary of $65,000. Under the terms of the agreement, Ms. Duke is eligible to receive a merit bonus at the discretion of the Board of Directors. The agreement provides that if Ms. Duke is terminated without cause, she is entitled to receive a severance payment equal to six months of her annual salary payable over the six months following her termination. The agreement also contains certain restrictions on competition.

         The Company has entered into an employment agreement with Mr. Robin Hunter, Vice President and Chief Financial Officer. The agreement expires on May 31, 1999 and contains an automatic renewal for one (1) additional year unless terminated by the Company or Mr. Hunter. Mr. Hunter currently receives a base salary of $85,000. Under the terms of the agreement, Mr. Hunter is eligible to receive a merit bonus at the discretion of the Board of Directors. The agreement provides that if Mr. Hunter is terminated without cause, he is entitled to receive a severance payment equal to six months of his annual salary payable over the six months following his termination. The agreement also contains certain restrictions on competition.

         The Company has entered into an employment agreement with Mr. Albert Masters, Vice President of Sales. The agreement expires on May 31, 1999 and contains an automatic renewal for one (1) additional year unless terminated by the Company or Mr. Masters. Mr. Masters currently receives a base salary of $104,000. Under the terms of the agreement, Mr. Masters is eligible to receive a merit bonus at the discretion of the Board of Directors. The agreement provides that if Mr. Masters is terminated without cause, he is entitled to receive a severance payment equal to six months of his annual salary payable over the six months following his termination. The agreement also contains certain restrictions on competition.

         The Company has entered into an employment agreement with Dr. Dana Vaughn, Vice President of Research and Development. The agreement expires on May 31, 1999 and contains an automatic renewal for one (1) additional year unless terminated by the Company or Dr. Vaughn. Dr. Vaughn currently receives a base salary of $125,000. Under the terms of the agreement, Dr. Vaughn is eligible to receive a merit bonus at the discretion of the Board of Directors. The agreement provides that if Dr. Vaughn is terminated without cause, he is entitled to receive a severance payment equal to six months of his annual salary payable over the six months following his termination. The agreement also contains certain restrictions on competition.

               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         The Company's certificate of incorporation and by-laws provide that the Company shall indemnify all directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law. Under such provisions, any director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The Company has acquired directors' and officers' liability insurance providing aggregate coverage of $5,000,000.

                                STOCK OPTION PLAN

         A total of 400,000 shares of Common Stock are reserved for issuance under the Stock Option Plan, of which 65,000 have been granted as of September 1, 1997. The plan provides for the award of options, which may either be incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified options ("NQOs") which are not subject to special tax treatment under the Code. The Stock Option Plan is administered by the Board or a committee appointed by the Board (the "Administrator"). Officers, directors, and employees of, and consultants to, the Company or any parent or subsidiary corporation selected by the Administrator are eligible to receive options under the plan. Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the award, the dates on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

         The exercise price for ISOs cannot be less than the fair market value of the stock subject to the option on the grant date (110% of such fair market value in the case of ISOs granted to a stockholder who owns more than 10% of the Company's Common Stock). The exercise price of a NQO shall be fixed by the Administrator at whatever price the Administrator may determine in good faith. Unless the Administrator determines otherwise, options generally have a 10- year term (or five years in the case of ISOs granted to a participant owning more than 10% of the total voting power of the Company's capital stock). Unless the Administrator provides otherwise, options terminate upon the termination of a participant's employment, except that the participant may exercise an option to the extent it was exercisable on the date of termination for a period of time after termination.

         Generally, awards must be exercised by cash payment to the Company of the exercise price. However, the Administrator may allow a participant to pay all or a portion of the exercise price by means of a promissory note, stock or other lawful consideration. The Stock Option Plan also allows the Administrator to provide for withholding and employment taxes payable by a participant to the Company upon exercise of the award. Additionally, the Company may make cash grants or loans to participants relating to the participant's withholding and employment tax obligations and the income tax liability incurred by a participant upon exercise of an award.

         In the event of any change in the outstanding shares of Common Stock by reason of any reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend or similar change in the corporate structure, the aggregate number of shares of Common Stock underlying any outstanding options may be equitably adjusted by the Administrator in its sole discretion.

         The Administrator may, at any time, modify, amend or terminate the plan as is necessary to maintain compliance with applicable statutes, rules or regulations; provided, however, that the Administrator may condition the effectiveness of any such amendment on the receipt of stockholder approval as may be required by applicable statute, rule or regulation. In addition, this Stock Option Plan may be terminated by the Board of Directors as it shall determine in its sole discretion, in the absence of stockholder approval; provided, however, that any such termination will not adversely alter or impair any option awarded under the Stock Option Plan prior to such termination without the consent of the holder thereof.

                              CERTAIN TRANSACTIONS


         Capital for the development of the Company has been provided by IPI. From January 1996 through August 31, 1996, IPI made capital contributions of $2,221,348 in the form of costs and expenses ($1,323,125), funds used to purchase the KenVet formulations and inventories ($699,794), and financing costs ($198,429). In return, IPI received 1,182,432 shares of Common Stock. Additionally, on June 1, 1996, the Company sold 43,497 shares of Common Stock to IPI in exchange for $139,190.

         The Company also issued a note, dated June 5, 1996, to IPI in the amount of $1,000,000 which bears interest at one percent above the prime rate (on September 1, 1997 the prime rate was 8.5%). The note has a term of five years. Interest is payable quarterly and principal is payable annually. Through December 31, 1996, IPI also provided $724,394 in working capital for inventories, costs and expenses, which were recorded as accounts payable by the Company. As of June 30, 1997, the balance payable for IPI was $810,129 reflecting the above working capital advances plus balances due under the facilities agreement.

         On June 1, 1996, the Company sold a total of 652,449 shares of Common Stock to Messrs. Duke, Vaughn, Masters and Hunter, Ms. Duke and to 12 other employees of the Company at that time, in exchange for three-year notes to the Company bearing interest at 5.75% annually, in the aggregate principal amount of $2,087,839. The notes are secured by the shares owned by the employees.

         The Company has entered into a facilities agreement pursuant to which it has agreed to lease its offices, furnishings and equipment from IPI until April 30, 2001. The Company shall pay an annual amount of approximately $349,000 to IPI for the lease of the offices, furnishings and equipment which represents a direct pass through of the rent expenses and reimbursement for the costs of equipment, furniture and fixtures.

         Richard Greene is a Director of the Company. The Company has paid Mr. Greene approximately $96,446 for various legal other and services which he has provided to the Company.

         Mr. Duke is the Chief Executive Officer, Chairman of the Board of Directors and a significant shareholder in IPI as well as an officer of the three other subsidiaries of IPI. While it is expected that Mr. Duke will continue to hold these positions in the immediate future, during the term of his employment agreement, Mr. Duke will devote substantially all of his time and efforts to the management and development of the Company. See "Risk Factors -- Dependence on Key Personnel; Conflict of Interests." Dr. Vaughn is a Director of IPI. During the term of his employment agreement, Dr. Vaughn will devote all of his time and efforts to the management and development of the Company.

         All completed, on-going and future transactions between the Company and its officers, directors, principal stockholders or other affiliates have been and will be on terms no less favorable to the Company then could be obtained from unaffiliated third parties on an arm's-length basis, and will be approved by a majority of the Company's independent and disinterested directors.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 1, 1997 (i) by each person who is known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) by each of the Company's directors, (iii) by each officer named under "Management -- Executive Compensation -- Summary Compensation Table" and (iv) by all officers and directors as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The table assumes that 4,464,921 shares of Common Stock are outstanding.



Name and Address of                         Number of Shares
Beneficial Owner(1)                       Beneficially Owned(2)   Percentage(2)
-------------------                       ---------------------   -------------
Marc Duke                                     1,877,421(3)            42.0%
Dana Vaughn                                      86,993                1.9%
John Bieber                                     5,000(4)                *
Albert A. Masters                                43,497                 *
Robin Hunter                                     43,497                 *
Linda Duke                                       34,797                 *
Richard Greene                                      0                   *
Curtis Granet                                       0                   *
InnoPet Inc.                                  1,255,929               25.2%
One East Broward Boulevard
Fort Lauderdale, Florida  33301
Entrepreneurial Investors, Ltd.               1,183,333(5)            25.2%
Citibank Building
East Mall Drive
Freeport, Bahamas
Joseph Stevens & Company, L.P.                  450,000(6)             9.2%
33 Maiden Lane
New York, New York
Daniel R. Lee                                   250,000(7)             5.3%
All Officers and Directors
as a Group (8 persons)                        1,882,421               42.1%

--------------------
*    Less than one percent (1%).

(1) Unless otherwise indicated, all addresses are c/o InnoPet Brands Corp., One East Broward Boulevard, Suite 1100, Fort Lauderdale, Florida 33301.

(2) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3.

(3) This number includes 233,926 shares of Common Stock owned by management and current and former employees of the Company (including 34,797 shares owned by Linda Duke, Mr. Duke's wife) of which Mr. Duke has been granted a proxy to vote the shares.

     This number also includes 1,225,929 shares of Common Stock owned by IPI as to which Mr. Duke disclaims beneficial ownership. Mr. Duke is the record owner of 417,566 shares of Common Stock.

(4) This number includes 5,000 shares of Common Stock that may be acquired, commencing December 31, 1997, upon the exercise of an option.

(5) This number includes (i) 625,000 shares of Common Stock underlying 625,000 shares of Series A Preferred Stock which are convertible at any time into 625,000 shares of Common Stock; (ii) 225,000 shares of Common Stock underlying 225,000 Redeemable Warrants; and (iii) 333,333 shares of Common Stock which are currently in escrow as collateral for the Loan (the Loan may be converted, at EIL's option, into Common Stock with a conversion price of $4.50 per share).

(6) This number consists of 225,000 shares of Common Stock which may be acquired, commencing December 5, 1997, upon the exercise of warrants to purchase 225,000 units, each unit consists of one share of Common Stock and one warrant to purchase one share of Common Stock for $8.70 per share.

(7) This number includes 250,000 shares of Common Stock that may be acquired upon the exercise of presently exercisable Redeemable Warrants.

                              SELLING SHAREHOLDERS


         The following table sets forth the number of shares of Common Stock and Redeemable Warrants covered by this Prospectus with respect to each Selling Shareholder, and the amount and percentage ownership of each Selling Shareholder after the offering of the Securities offered hereby, assuming all of the Securities covered by this Prospectus are sold by the Selling Shareholders. Except as otherwise indicated by footnote below, none of the Selling Shareholders has had any position, office or other material relationship with the Company within the past three years, other than as a result of the ownership of the Securities or other securities of the Company.


         Name and Address of
         Selling Shareholder                           Common Stock                                Redeemable Warrants
         -------------------                -------------------------------------          --------------------------------------
                                            Number Owned                                    Number Owned
                                            Prior to and             Percent of             Prior to and             Percent of
                                            Registered in            Class After           Registered in             Class After
                                            the Offering           the Offering(1)          the Offering           the Offering(1)
                                            ------------           ---------------          ------------           ---------------

Entrepreneurial Investors, Ltd.             1,269,956(2)                 0                    225,000                    0
Citibank Building
East Mall Drive
Freeport, Bahamas

Equity Services, Ltd.                         62,500(3)                  0                       0                       0
Frederick Street Steps
P.O. Box N-4805
Nassau, Bahamas

--------------------------
(1) Assumes no purchase by any Selling Securityholder of any Common Stock or Redeemable Warrants in the Offering.

(2) This number includes (i) 625,000 shares of Common Stock underlying 625,000 shares of Series A Preferred Stock which are convertible at any time into 625,000 shares of Common Stock; (ii) 21,622 shares of Common Stock which will be issued quarterly as a dividend on the Series A Preferred Stock (represents the aggregate dividend for a period of one year from the date of issuance); (iii) 225,000 shares of Common Stock underlying 225,000 Redeemable Warrants; (iv) 600,000 shares of Common Stock which are currently in escrow as collateral for the Loan (the Loan may be converted, at EIL's option, into Common Stock with a conversion price of $4.50 per share); and (v) 23,334 shares of Common Stock to be issued as interest on the Loan through its January 15, 1998 maturity date, the Company shall pay interest at a rate of 14% per annum and may, at its option, pay the interest in Common Stock valued at $4.50 per share.

(3) This number includes 62,500 shares of Common Stock underlying an option to purchase 62,500 shares of Series A Preferred Stock (the 62,500 shares of Series A Preferred Stock may be converted at any time, at the option of the holder thereof, into 62,500 shares of Common Stock).

                              PLAN OF DISTRIBUTION

         The sale of all or a portion of the Securities by the Selling Shareholders may be effected, from time to time, in private transactions or in the over-the-counter market at prices related to the prevailing prices of the Securities on the NASDAQ-SMC at the time of the sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate in the distribution of the Securities may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Shareholders, with respect to the Securities offered hereby, against certain liabilities, including certain liabilities under the Securities Act.

         To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers,
(b) the number of Securities involved, (c) the price at which such Securities are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (e) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, as supplemented, and (f) other facts material to the transaction.

         Each Selling Shareholder may be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Company's securities by the Selling Shareholders.

         There is no assurance that any of the Selling Shareholders will sell any of the Securities.

         The Company has agreed to pay all costs and expenses incurred in connection with the registration of the Securities offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such Securities and the fees of the Selling Shareholders' counsel.

         The Company has agreed to keep the Registration Statement relating to the offering and sale, by the Selling Shareholders, of the Securities, continuously effective until the earlier of sale of all the securities or 12 months.

                     DESCRIPTION OF THE COMPANY'S SECURITIES

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

Common Stock

         The Company's authorized common stock consists of 25,000,000 shares of Common Stock. As of September 1, 1997, there were issued and outstanding 4,464,921 shares of Common Stock of the Company. Additionally, options to purchase 65,000 shares of Common Stock have been granted. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, subscription or redemption rights, and there are no conversion or similar rights with respect to such shares. The outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

         The Company is authorized to issue up to 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. As of September 1, 1997, there were issued and outstanding 625,000 shares of Series A 4% Cumulative Preferred Stock (the "Series A Preferred Stock"). Each share of Series A Preferred Stock is convertible at any time, at the option of the holder thereof, into one share of Common Stock. The Series A Preferred Stock pays a dividend equal to 4% per annum. The dividend shall be payable by the issuance of additional shares of Common Stock. The number of shares to be issued as a dividend shall be determined based on the average closing bid price for a share of Common Stock as reported by the NASDAQ-SMC for the 20 trading days preceding the record date for the declaration of the dividend. Additionally, as of September 1, 1997 options have been granted to purchase up to 62,500 shares of Series A Preferred Stock. The option has a term of five (5) years commencing on April 29, 1998. The Board of Directors, without shareholder approval, may issue additional Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of additional Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of additional Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. See "Risk Factors -- Possible Adverse Effects of Authorized Preferred Stock."

Redeemable Warrants

         Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $6.00 per share, subject to adjustment, commencing immediately. As of September 1, 1997, 3,587,500 Redeemable Warrants were issued and outstanding. The Redeemable Warrants expire on December 5, 2001. The Redeemable Warrants will be subject to redemption, subject to the prior written consent of the underwriter of the Company's initial public offering, at a price of $.05 per Redeemable Warrant commencing immediately on 30 days' written notice provided the average closing bid price of the Common Stock as reported by NASDAQ-SMC (or the last sale price if listed on a national securities exchange), equals or exceeds 150% of the warrant exercise price per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. The holder of a Redeemable Warrant will lose his right to purchase if such right is not exercised prior to redemption by the Company on the date for redemption specified in the Company's notice of redemption or any later date specified in a subsequent notice. Notice of redemption by the Company shall be given by first class mail to the holders of the Redeemable Warrants at their addresses set forth in the Company's records.

         The exercise price of the Redeemable Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the Redeemable Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable Redeemable Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Redeemable Warrants.

         The Redeemable Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Redeemable Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants.

Transfer Agent, Warrant Agent and Registrar

         The Company's Transfer Agent, Warrant Agent and Registrar is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004.

                         SHARES ELIGIBLE FOR FUTURE SALE


         As of September 1, 1997, the Company has 4,464,921 shares of Common Stock and 3,587,500 Redeemable Warrants outstanding. Of these securities, 2,587,500 shares of Common Stock and 2,587,500 Redeemable Warrants are currently freely tradeable in the public market. All of the 1,332,456 shares of Common Stock and 225,000 Redeemable Warrants included in this Offering will be freely tradeable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. In addition, 1,000,000 Redeemable Warrants and 1,000,000 shares of Common Stock underlying such warrants, were registered in the Company's December 5, 1996 initial public offering but cannot be sold without the consent of the underwriter thereof as described below. The remaining 1,877,421 shares may be deemed "restricted securities," and may not be sold except in compliance with Rule 144 under the Securities Act. Rule 144, in essence, provides that a person holding restricted securities for a period of one year may publicly sell in brokerage transactions at an amount equal to one percent of the Company's outstanding Common Stock every three months or, if greater, a percentage of the shares publicly traded during a designated period. Of such 1,877,421 shares, 1,225,929 are currently eligible for sale under Rule
144. The remaining 651,492 shares were purchased by employees by notes and at this time it is not possible to state when such shares will be eligible for sale under Rule 144 other than the earliest they might be eligible for sale under Rule 144 is September, 1998 is the notes were to be satisfied in September, 1997.

         Each of the Company's officers, directors, stockholders and holders of warrants at the time of the Company's initial public offering (December 5, 1996) agreed that for a period of 18 months from December 5, 1996, they will not sell any of the Company's securities without the consent of the underwriter of the initial public offering.

         The foregoing is a summary of all material terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                  LEGAL MATTERS

         The validity of the Securities offered hereby will be passed upon for the Company by Camhy Karlinsky & Stein LLP, New York, New York. One partner in the firm has options to purchase 8,000 shares of Common Stock and one partner may be deemed to have beneficial ownership (although such beneficial ownership is disclaimed) of options to purchase 32,000 shares of Common Stock.


                                     EXPERTS

         The financial statements as of December 31, 1997, included in this Prospectus and in the Registration Statement, have been included herein in reliance upon the report of Rachlin Cohen & Holtz, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material can be obtained from the Commission's Public Reference Section at prescribed rates.

         The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act with respect to the Securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement including the exhibits filed therewith. The Registration Statement may be inspected and copies may be obtained from the Public Reference Section at the Commission's principal office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and the New York Regional Office, 7 World Trade Center, New York, New York 10048, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and where the contact or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by such reference to the applicable document filed with the Commission.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Company's certificate of incorporation and by-laws provide that the Company shall indemnify all directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law. Under such provisions, any director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Company has acquired directors' and officers' liability insurance providing aggregate coverage of $5,000,000.

         Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)



                                TABLE OF CONTENTS




                                                                  PAGE


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                 F-2


FINANCIAL STATEMENTS

   Balance Sheet                                                   F-3

   Statement of Operations                                         F-4

   Statement of Stockholders' Equity                               F-5

   Statement of Cash Flows                                         F-6

   Notes to Financial Statements                               F-7 to F-24

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
InnoPet Brands Corp.


We have audited the accompanying balance sheet of InnoPet Brands Corp. as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows from inception (January 11, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InnoPet Brands Corp. as of December 31, 1996, and the results of its operations and its cash flows from inception (January 11, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2 to the financial statements, the Company is in the development stage and has incurred a net loss and reflects an accumulated deficit as of and for the period ended December 31, 1996. This condition raises substantial doubt as to the ability of the Company to continue as a going concern. Management's plans with regard to this matter are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                               RACHLIN COHEN & HOLTZ

Fort Lauderdale, Florida
February 28, 1997

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                                 BALANCE SHEETS


                                                                          December 31,        June 30,
                                                                              1996              1997
                                                                         ------------       ------------
                                      ASSETS                                                (Unaudited)
Current Assets:
   Cash and cash equivalents                                             $  4,614,312       $    632,084
   Accounts receivable                                                        219,011            389,661
   Inventories                                                              1,058,108          2,700,061
   Prepaid expenses and other current assets                                  445,445            320,831
                                                                         ------------       ------------
           Total current assets                                             6,336,876          4,042,637
                                                                         ------------       ------------
  Property and Equipment                                                      105,978            416,948
                                                                         ------------       ------------

Intangible Assets:
   Deferred slotting fees, net of accumulated amortization
      of $1,094,845 in 1996 and $1,7675,491 in 1997                           496,367            153,578
   Product formulae acquisition costs, net of accumulated
      amortization of $26,574 in 1996 and $40,217 in 1997                     251,413            237,770
   Non-compete agreement, net of accumulated amortization
      of $93,435 in 1996 and $144,399 in 1997                                 212,351            161,387
                                                                         ------------       ------------
                                                                              960,131            552,735
                                                                         ------------       ------------

Other Assets                                                                  153,728            301,037
                                                                         ------------       ------------

         Total assets                                                    $  7,556,713       $  5,313,357
                                                                         ============       ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable:
      InnoPet, Inc.                                                      $    724,394       $    810,129
      Slotting fees                                                           539,095            421,717
      Trade                                                                   760,200          1,786,332
   Current portion of long-term debt due to InnoPet Inc.                      200,000            200,000
                                                                         ------------       ------------
                                                                         ------------       ------------
         Total current liabilities                                          2,223,689          3,218,178
                                                                         ------------       ------------

Long-Term Debt:
   Note payable to InnoPet Inc., net of current portion                       800,000            600,000
                                                                         ------------       ------------

Commitments and Other Matters                                                    --                 --

Stockholders' Equity:
   Preferred stock, 4% convertible $.01 par value; authorized
      5,000,000 shares; issued and outstanding none in-1996
   2,500,0005,000 shares in 1997; stated at liquidation value                    --            2,500,000
   Common stock, $.01 par value; authorized 25,000,000
      shares; issued 4,465,878 shares in 1996 and 4,465,443 in 1997            44,658             44,658
   Additional paid-in capital                                              13,164,859         12,712,380
   Deficit accumulated during the development stage                        (6,518,304)       (11,544,162)
   Notes and interest receivable on sale of common stock                   (2,158,189)        (2,216,243)
   Treasury stock, at cost                                                       --               (1,454)
                                                                         ------------       ------------
                                                                            4,533,024          1,495,179
                                                                         ------------       ------------

         Total liabilities and stockholders' equity                      $  7,556,713       $  5,313,357
                                                                         ============       ============

                       See notes to financial stataments.

              INNOPET BRANDS CORP.~(A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS



                                                  Inception          Inception             Six
                                                 (January 11,       (January 11,          Months
                                                   1996) to           1996) to            Ended            Cumulative
                                                 December 31,         June 30,           June 30,             from
                                                     1996               1996               1997            Inception
                                                 ------------       ------------       ------------       ------------
                                                                         (Unaudited)    (Unaudited)         (Unaudited)
Revenues:
   Net sales                                     $  1,859,936       $    153,061       $  1,106,812       $  2,966,748
                                                 ------------       ------------       ------------       ------------

Costs and Expenses:
   Cost of sales                                    1,634,474            132,776            762,162          2,396,636
   Marketing and distribution                       3,004,127            567,130          2,529,308          5,533,435
   Product development                                584,976            399,542            244,190            829,166
   General and administrative                       1,782,795            915,929          1,929,689          3,712,484
   Slotting allowances                                   --               44,000            670,646            670,646
                                                 ------------       ------------       ------------       ------------
                                                    7,006,372          2,059,377          6,135,995         13,142,367
                                                 ------------       ------------       ------------       ------------

Loss before Other Expenses                         (5,146,436)        (1,906,316)        (5,029,183)       (10,175,619)
                                                 ------------       ------------       ------------       ------------

Other Income (Expenses):
   Interest income                                     21,570               --               55,407             76,977
   Interest expense, including amortization
      of discount of $250,000                        (408,901)          (218,841)           (45,870)          (454,771)
   Financing costs, including amortization
      of $424,329                                    (773,772)              --                 --             (773,772)
   Costs in connection with unsuccessful
      financing                                      (161,289)              --                 --             (161,289)
   Other expenses                                     (49,476)              --               (6,212)           (55,688)
                                                 ------------       ------------       ------------       ------------
                                                   (1,371,868)          (218,841)             3,325         (1,368,543)
                                                 ------------       ------------       ------------       ------------

Net Loss                                         $ (6,518,304)      $ (2,125,157)      $ (5,025,858)      $(11,544,162)
                                                 ============       ============       ============       ============

Net Loss per Common Share                        $      (3.11)      $      (1.13)      $      (1.13)
                                                 ============       ============       ============

                       See notes to financial stataments.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          Preferred Stock                   Common Stock
                                                                          ---------------                   ------------
                                                                                    Liquidation
                                                                       Shares          Value          Shares           Amount
                                                                       ------          -----          ------           ------

Inception (January 11, 1996) to December 31, 1996:                         --        $     --         1,182,432       $   11,824
   Sale of common stock ($3.20 per share):
      InnoPet Inc.                                                         --              --            43,497              435
      Officers and employees, in exchange for notes receivable             --              --           652,449            6,524
   Interest accrued on notes receivable on sale of common stock            --              --              --               --
   Estimated fair value of warrants issued in connection with
      private placement financing                                          --              --              --               --
   Sale of units (common stock and warrants) in Initial Public
      Offering ($4.00 per unit), net of related costs                      --              --         2,587,500          25,875
   Sale of warrants to underwriter                                         --              --              --               --
   Net loss                                                                --              --              --               --
                                                                        -------      ----------       ---------       ----------

Balance, December 31, 1996                                                 --              --         4,465,878           44,658

Six Months Ended June 30, 1997 (Unaudited):
   Sale of preferred stock                                              625,000       2,500,000            --               --
   Preferred stock warrants                                                --              --              --               --
   Acquisition of treasury stock                                           --              --              (435)            --
   Interest accrued on notes receivable on sale of common stock            --              --              --               --
   Net loss                                                                --              --              --               --
                                                                        -------      ----------       ---------       ----------

Balance, June 30, 1997 (Unaudited)                                      625,000      $2,500,000       4,465,443       $   44,658
                                                                        =======      ==========       =========       ==========

                          [RESTUBBED FROM TABLE ABOVE]

                                                                                                             Notes and
                                                                                            Deficit           Interest
                                                                                          Accumulated        Receivable
                                                                      Additional          During the         on Sale of
                                                                       Paid-In            Development          Common
                                                                       Capital               Stage             Stock
                                                                       -------               -----             -----

Inception (January 11, 1996) to December 31, 1996:                   $  2,209,524       $       --         $       --
   Sale of common stock ($3.20 per share):
      InnoPet Inc.                                                        138,755               --                 --
      Officers and employees, in exchange for notes receivable          2,081,315               --           (2,087,839)
   Interest accrued on notes receivable on sale of common stock            70,350               --              (70,350)
   Estimated fair value of warrants issued in connection with
      private placement financing                                         250,020               --                 --
   Sale of units (common stock and warrants) in Initial Public
      Offering ($4.00 per unit), net of related costs                   8,414,872               --                 --
   Sale of warrants to underwriter                                             23               --                 --
   Net loss                                                                  --           (6,518,304)              --
                                                                     ------------       ------------       ------------

Balance, December 31, 1996                                             13,164,859         (6,518,304)        (2,158,189)

Six Months Ended June 30, 1997 (Unaudited):
   Sale of preferred stock                                               (512,087)              --                 --
   Preferred stock warrants                                                   100               --                 --
   Acquisition of treasury stock                                             --                 --                1,454
   Interest accrued on notes receivable on sale of common stock            59,508               --              (59,508)
   Net loss                                                                  --           (5,025,858)              --
                                                                     ------------       ------------       ------------

Balance, June 30, 1997 (Unaudited)                                   $ 12,712,380       $(11,544,162)      $ (2,216,243)
                                                                     ============       ============       ============

                          [RESTUBBED FROM TABLE ABOVE]

                                                                        Treasury
                                                                          Stock             Total
                                                                          -----             -----

Inception (January 11, 1996) to December 31, 1996:                   $       --         $  2,221,348
   Sale of common stock ($3.20 per share):
      InnoPet Inc.                                                           --              139,190
      Officers and employees, in exchange for notes receivable               --                 --
   Interest accrued on notes receivable on sale of common stock              --                 --
   Estimated fair value of warrants issued in connection with
      private placement financing                                            --              250,020
   Sale of units (common stock and warrants) in Initial Public
      Offering ($4.00 per unit), net of related costs                        --            8,440,747
   Sale of warrants to underwriter                                           --                   23
   Net loss                                                                  --           (6,518,304)
                                                                     ------------       ------------

Balance, December 31, 1996                                                   --            4,533,024

Six Months Ended June 30, 1997 (Unaudited):
   Sale of preferred stock                                                   --            1,987,913
   Preferred stock warrants                                                  --                  100
   Acquisition of treasury stock                                           (1,454)              --
   Interest accrued on notes receivable on sale of common stock              --                 --
   Net loss                                                                  --           (5,025,858)
                                                                     ------------       ------------

Balance, June 30, 1997 (Unaudited)                                   $     (1,454)      $  1,495,179
                                                                     ============       ============



                       See notes to financial stataments.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS

                                                                         Inception        Inception          Six
                                                                        (January 11,    (January 11,       Months
                                                                          1996) to        1996) to          Ended        Cumulative
                                                                        December 31,      June 30,        June 30,          from
                                                                            1996            1996            1997         Inception
                                                                       -------------    ------------    -----------     -----------
                                                                                        (Unaudited)     (Unaudited)     (Unaudited)
Cash Flows from Operating Activities:
   Net loss                                                            $ (6,518,304)   $ (2,125,157)   $ (5,025,858)   $(11,544,162)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Costs and expenses paid on behalf of Company by InnoPet, Inc.       1,580,327       1,301,026            --         1,580,327
         Depreciation                                                        27,354          31,278          57,736          85,090
         Amortization:
            Slotting fees                                                 1,094,845          44,000         670,646       1,765,491
            Financing costs                                                 872,759            --              --           872,759
            Other                                                           120,009          55,115          64,607         184,616
         Interest paid from proceeds of public offering                      61,944            --          (445,235)       (383,291)
         Offsets against accounts receivable for slotting fees             (881,117)           --              --          (881,117)
      Changes in operating assets and liabilities:
         Increase in:
            Accounts receivable                                            (219,011)       (114,657)       (170,661)       (389,672)
            Inventories                                                    (554,077)       (229,398)     (1,641,961)     (2,196,038)
            Prepaid expenses and other current assets                      (951,010)           --           124,569        (826,441)
            Deposits and other assets                                      (143,728)           --          (147,337)       (291,065)
            Accounts payable, trade                                         760,200         190,959       1,026,185       1,786,385
            Accounts payable, slotting fees                                 539,095            --                75         539,170
            Accounts payable, InnoPet Inc.                                  724,394         846,824          85,729         810,123
                                                                       ------------    ------------    ------------    ------------
               Net cash used in operating activities                     (3,486,320)            (10)     (5,401,505)     (8,887,825)
                                                                       ------------    ------------    ------------    ------------

Cash Flows from Investing Activities:
   Acquisition of property and equipment                                    (84,540)           --          (368,737)       (453,277)
                                                                       ------------    ------------    ------------    ------------

Cash Flows from Financing Activities:
   Proceeds from Initial Public Offering                                  6,851,487            --              --         6,851,487
   Proceeds of long-term financing from InnoPet Inc., net                   202,014         202,014            --           202,014
   Proceeds from private placement financing                              1,672,236            --              --         1,672,236
   Offering costs                                                          (472,641)           --          (200,000)       (672,641)
   Deferred financing costs                                                 (67,924)           --         1,988,014       1,920,090
                                                                       ------------    ------------    ------------    ------------
               Net cash provided by financing activities                  8,185,172         202,014       1,788,014       9,973,186
                                                                       ------------    ------------    ------------    ------------

Net Increase in Cash and Cash Equivalents                                 4,614,312         202,004      (3,982,228)        632,084
Cash and Cash Equivalents, Beginning                                           --              --         4,614,312       4,614,312
                                                                       ------------    ------------    ------------    ------------
Cash and Cash Equivalents, Ending                                      $  4,614,312    $    202,004    $    632,084    $  5,246,396
                                                                       ============    ============    ============    ============

Supplemental Disclosures of Cash Flow Information:
   Non-cash investing and financing activities:
      Expenditures for various assets paid on behalf of Company
         by InnoPet Inc.
            Product formulae, non-compete agreement and inventory      $  1,072,772    $    958,366    $       --      $  1,072,772
                                                                       ============    ============    ============    ============
            Deferred financing costs                                   $    227,071    $    227,071    $       --      $    227,071
                                                                       ============    ============    ============    ============
            Deferred slotting fees                                     $    291,957    $    291,957    $       --      $    291,957
                                                                       ============    ============    ============    ============
            Property and equipment and other assets                    $    195,732    $    179,979    $       --      $    195,732
                                                                       ============    ============    ============    ============
      Deferred financing costs paid from proceeds of
         private placement financing                                   $    327,764    $       --      $       --      $    327,764
                                                                       ============    ============    ============    ============
      Offering costs paid from proceeds of Initial Public Offering     $  1,436,611    $       --      $       --      $  1,436,611
                                                                       ============    ============    ============    ============
      Notes payable paid from the proceeds of Initial Public Offering  $  2,000,000    $       --      $       --      $  2,000,000
                                                                       ============    ============    ============    ============

                       See notes to financial stataments.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization and Capitalization

             InnoPet Brands Corp. (the "Company") was incorporated as InnoPet Products Corp. under the laws of the state of Delaware on January 11, 1996.

             On May 15, 1996, the Company amended its Certificate of Incorporation to change its name to InnoPet Brands Corp., and to increase the Company's authorized common stock to consist of 25,000,000 shares of common stock, with a par value of $.01 per share, and 5,000,000 shares of undesignated preferred stock. The Board of Directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of designated preferred stock.

             After having amended the Certificate of Incorporation, the Company issued shares of common stock to InnoPet Inc. in consideration for the capital contributions made by InnoPet Inc. (see Note 6), resulting in a total of 1,182,432 shares of common stock being issued and outstanding.

             On June 1, 1996, the Company sold 652,449 shares of common stock to officers and employees and 43,497 shares of common stock to InnoPet Inc. (see Note 6).

             On December 10, 1996, the Company completed the Initial Public Offering of its securities. The offering resulted in the issuance of 2,250,000 units, each unit consisting of one share of common stock and one redeemable warrant. Shortly thereafter, an additional 337,500 units were sold upon the exercise of an over-allotment option by the underwriter resulting in an aggregate of 2,587,500 units sold at a price of $4.00 per unit. Subsequent to the initial public offering, the Company ceased being a subsidiary of InnoPet Inc.

             In April, 1997 the Company sold 625,000 shares of Series A 4% Cumulative Convertible Preferred Stock. These shares are convertible into common stock, have a .01 per share par value and sold at a price of $4.00 per share (unaudited).

             In addition, the Company agreed to sell to the placement agent, for an aggregate price of $100, a five (5) year option to purchase up to Sixty Two Thousand Five Hundred (62,500) shares of the Series A Preferred Stock at a price equal to 165% of the private placement offering price per share of the Series A Preferred Stock exercisable for a period of five (5) years commencing one (1) year after the completion of the private placement (unaudited)..

         Business

             The Company produces, markets and sells premium dog food through supermarkets and grocery stores under the name InnoPet Veterinarian Formula Dog Food.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Unaudited Information

             The financial statements as of and for the periods ended June 30, 1996 and 1997 are unaudited. However, all adjustments which are, in the opinion of management, necessary for a fair presentation of financial position, results of operation and cash flows have been included. For purposes of interim financial reporting, the Company uses the standard cost method in determining the estimate of the lower of cost or market for inventory valuation. The results of the interim period are not necessarily indicative of the results for the full year.

         Use of Estimates

             The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the balance sheet and operations for the periods. Material estimates as to which it is reasonably possible that a change in the estimate could occur in the near term relate to the determination of the estimated net realizable value of certain elements of inventories, the estimated amortization period of certain intangible assets and the estimated liability for coupon redemptions. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

         Period of Operations

             As described above, the Company was incorporated on January 11, 1996. However, for financial reporting purposes, the accompanying financial statements include all of the costs and expenses paid or incurred by InnoPet Inc. on behalf of the Company, which have been recorded as capital contributions by InnoPet Inc. (see Note 6).

         Revenue Recognition

             The Company recognizes revenue from product sales when products are shipped to customers. The Company does not grant return privileges to customers, but does recognize credits for damaged goods when such claims are appropriately filed by customers.

         Concentrations of Credit Risk

             Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, money market funds at broker/dealers and accounts receivable.

             The Company maintains its cash which consists primarily of demand deposits with one financial institution. From time to time, such balances exceed the federally insured limits. These balances are maintained with a high quality institution, thereby limiting the risk.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Concentrations of Credit Risk

             The Company maintains cash equivalents with one financial institution. From time to time, these balances exceed applicable insurance limits. Management believes that this risk is limited by maintaining the funds with a high quality financial institution.

             The Company sells products to grocery chain stores and supermarkets and extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer. The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances. As of December 31, 1996 and June 30, 1997 (unaudited), no allowance for losses was considered necessary.

         Cash Equivalents

             The Company classifies all highly liquid investments with original maturities of three months or less as cash equivalents. Such investments are comprised of money market funds maintained with a financial institution.

         Inventories

             Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method, and market by estimated net realizable value.

         Property and Equipment

             Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts, while replacements, maintenance and repairs which do not extend the lives of the respective assets are charged to expense currently.

             Depreciation is computed using the straight-line method at rates based generally on the estimated useful lives of the assets. The estimated useful lives of the furniture, fixtures and equipment range generally from 1 to 10 years.

         Product Formulae Acquisition Costs

             Product formulae acquisition costs represent the cost of acquiring the formulae to the pet food products that the Company produces and sells (see Note 3), together with the incremental costs incurred (primarily professional fees) that were directly related to the acquisition of the formulae. These costs are being amortized over an estimated useful life of 10 years. Amortization during the period totaled $26,574.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Product Formulae Acquisition Costs

             The Company evaluates the recoverability of the product formulae acquisition costs on a regular periodic basis, based upon the projected future amount of profits reasonably expected to be generated from sales of such products. Any diminution in value of such costs will be charged to expense when determined.

         Deferred Slotting Fees

             Slotting fees are fees charged manufacturers by retailers in order to facilitate the introduction of new products. The fees represent charges for warehouse space (slots) to be used to store a manufacturer's products, charges for retail shelf space and related shelf sets to make room for the products and reimbursement of retailer expenses (entering new items into their computer systems and in some cases marketing support provided by the retailer). The practice by retailers of charging slotting fees is a standard industry practice.

         Deferred Slotting Fees

             Many retailers, rather than remitting payment for amounts due for the purchase of product to the Company and receiving payment of slotting fees from the Company, choose to offset slotting fees against amounts due for product and pay only the balance. During the periods ended December 31, 1996 and June 30, 1997 (unaudited), $881,000 and $445,000, respectively, of accounts receivable were settled by offsetting slotting fees due to the retailer.

             It is the expectation of the Company that all slots acquired will be available for the Company's products indefinitely. At a minimum, however, retailers allow new products six to twelve months to demonstrate that they can contribute to profitability. Retailers will continue to carry products which are profitable; products which do not provide an adequate return may be discontinued. The Company has created a formal policy with regard to slotting, whereby the Company requires that retailers confirm that the product will be carried for a minimum of six months. Slots will be made available to the Company for a period of time ranging from six months to indefinitely. Slotting fees are recorded by the Company upon acceptance by the retailer of the first shipment of the Company's product.

             The benefits to be derived from slotting fees extend for a period of time estimated to range from six months to indefinitely. The period of benefit begins when the retailer receives its first delivery of product. Accordingly, the Company capitalizes these costs, and amortizes them over a period of six months, beginning when the retailer accepts delivery of the first shipment of product.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Estimated Liability for Coupon Redemptions

             The Company utilizes promotional coupons as a component of its marketing strategy. The financial statements include an accrual for the estimated liability for coupons which are circulated, but not redeemed as of the balance sheet date. This estimated liability is net of an estimate of the percentage of coupons which the Company believes will not be redeemed based upon industry practice and the Company's limited experience to date. As of December 31, 1996 and June 30, 1997 (unaudited), the estimated liability for promotional coupon redemptions was approximately $10,000 and $6,400, respectively.

         Offering Costs

             Costs incurred in connection with the initial public offering of securities and the subsequent private placement of convertible preferred stock, consisting of professional fees directly associated with the sale of those securities, have been charged to additional paid in capital in December 1996 and April 1997, respectively.

             Certain other professional fees which were incurred in connection with other financings, but only indirectly associated with the offering, aggregated $161,289, and have been charged to expense during the period from inception (January 11, 1996) to December 31, 1996.

         Financing Costs

             Financing costs represent the costs incurred by InnoPet Inc. to raise certain debt financing, the proceeds of which were used for the developmental activities of the Company. Those costs incurred relating to debt obligations of InnoPet Inc. have been assigned to the Company and recorded as a capital contribution by InnoPet Inc.. These costs were amortized over the term of the related debt (six to twelve months) and at December 31, 1996 were fully amortized.

             In addition, the Company has incurred costs in connection with the private placement financing which was consummated in August 1996. These costs were amortized over the outstanding four-month term of the private placement financing debt, as measured by the date of repayment of this debt from the proceeds of the initial public offering in December, 1996 (see Note 9).

         Non-Compete Agreement

             The allocated costs attributable to the non-compete agreement, included as part of the Asset Purchase Agreement (Note 3), have been deferred and are being amortized over the three-year term of the covenant.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Advertising Costs

             Advertising costs, included in marketing and distribution costs, are charged to expense as incurred. Advertising costs incurred for the period ended December 31, 1996 were not material, and for the six months ended June 30, 1997 amounted to approximately $332,000 (unaudited).

         Stock-Based Compensation

             In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which is effective for the accompanying financial statements of the Company. SFAS 123 requires extended disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to apply Accounting Principles Board Opinion No. 25 (APB 25), which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company accounts for its stock-based compensation awards to employees under the provisions of APB 25, and will disclose the required pro forma effect on net income and earnings per share at such time as a material number of options are granted.

         Net Loss Per Common Share

             Net loss per common share has been computed based on the weighted average number of shares of common stock outstanding during the period. In addition, all the common shares sold during the period prior to the initial public offering have been treated as outstanding during the entire period in contemplation of the initial public offering (see Note 9), pursuant to the Securities and Exchange Commission Staff Accounting Bulletins. Fully diluted earnings per share, assuming exercising of the options and warrants granted is not presented as the effect of conversion is anti-dilutive. The number of shares used in the computation was 2,094,000 shares.


NOTE 2.  BASIS OF PRESENTATION

         As described above, the Company was incorporated on January 11, 1996, and, since that time, together with InnoPet Inc., has been primarily involved in organizational activities, developing a strategic plan for the marketing and distribution of its pet food products, and raising capital. Planned operations, as described above, have commenced, but revenue therefrom generated to date is not considered significant in relation to the Company's strategic plan. Accordingly, the Company is considered to be in the development stage, and the accompanying financial statements represent those of a development stage enterprise.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 2.  BASIS OF PRESENTATION

         The accompanying financial statements have been presented in accordance with generally accepted accounting principles, which assume the continuity of the Company as a going concern. However, as discussed above, the Company is in the development stage and, therefore has generated little revenue to date. As reflected in the accompanying financial statements, the Company has incurred a net loss and reflects a deficit accumulated during the development stage of $6,518,304 as of and for the period ended December 31, 1996. This condition raises substantial doubt as to the ability of the Company to continue as a going concern.

         Management's plans with regard to this matter encompass the following actions:

             December 31, 1996

                Business Plan

                    The Company has adopted, and is in the process of implementing, a business plan intended to define the Company's strategy for growth. In June 1996, the Company commenced sales of its dog food to supermarkets located in the Greater Metropolitan New York area. As of December 31, 1996, the Company is selling product into the following markets: the Greater Metropolitan New York area, the Philadelphia, Pennsylvania area and other areas in Pennsylvania; the Baltimore, Maryland/Washington, DC area; North Carolina; Georgia; and the Tampa Bay, Florida and South Florida areas. During the next twelve months, the Company anticipates that it will begin implementation of its national distribution.

                    During 1997, the Company expects to expand its line of dog foods with the introduction of lamb and rice products. The Company also plans to introduce a line of dry cat foods by the end of the fourth quarter of 1997.

                    The Company plans to expand its marketing programs in 1997 to include such programs as: radio and newspaper advertising, in-store coupons, floor walker displays, direct sampling programs (including newspaper pouch samples) and in-store demonstrations. Additionally, the Company plans to participate in several cause-related programs to increase consumer awareness of the Company and its products.

                Equity Infusion by Means of Public Offering

                    The Company raised certain working capital, in August 1996 by means of private placement financing (see Note 8) and December 1996 by means of an initial public offering of its securities (see Note 9).

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 2.  BASIS OF PRESENTATION

             June 30, 1997 (Unaudited)

                Business Plan

                  The Company has adopted, and is in the process of implementing, a business plan intended to define the Company's strategy for growth. In June 1996, the Company commenced sales of its been formula dog food to supermarkets in the Greater Metropolitan New York area. As of June 30, 1997, the Company is selling product in the following markets: the Greater Metropolitan New York area; Philadelphia and other areas of Pennsylvania; the Baltimore/Washington, DC area; Virginia; North Carolina; South Carolina; Georgia; Alabama and Florida.

                  As of August 8, 1997, the Company has increased its distribution in existing markets through initial deliveries to the Stop & Shop, Price Chopper, Winn Dixie/Atlanta Division, and BiLo chains. During the next twelve months, the Company anticipates it will continue implementation of its national distribution rollout.

                  Beginning in June 1997, the Company began expansion of its line of dog foods with the introduction of Lamb and Rice with Barley formula in its existing markets. The Company also plans to introduce a line of dry cat foods within the next twelve months.

                  The Company is in the process of implementing its overall marketing strategy. Programs include: radio and newspaper advertising; free-standing inserts; in-store couponing, shopping cart signage and floorminders; trial size displays; store feature ads and circulars; direct mail sampling programs to targeted consumers, veterinarians and breeders; newspaper sample pouches; and extensive in-store demonstrations with sampling.

                  In June 1997, the Company entered into long-term agreements with North Shore Animal League and the Pet Savers Foundation, whereby InnoPet Veterinarian Formula pet foods will be exclusively fed to in-house animals and recommend to adopters by both of these not-for-profit humane organizations which adopt out more than one million animals per year. In addition, adopters will be provided with product samples, literature and coupons, and will be able to purchase the products exclusively in retail stores of participating adoption centers.

                  In connection with the above partnerships, the Company is currently participating in a cross-promotion program with Warner Home Video that includes a consumer cash rebate and donation to the Pet Savers Foundation for the combined purchase of InnoPet products and the "Shiloh" home video cassette.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 2.  BASIS OF PRESENTATION

                Equity Infusion

                  The Company raised certain working capital in April 1997 by means of a private placement of convertible preferred stock (Note 1).

                Additional Financing

                  On July 9, 1997, the Company borrowed $1,500,000 from Entrepreneurial Investors, Ltd., a Bahamian Company. The note has a stated interest rate of 14%, matures on January 15, 1998 and is collateralized with 600,000 shares of the Company's Common Stock. The principal amount of the Note may be converted into Common Stock of the Company at $4.50 per share. Additionally, in connection with the loan, the loan agreement provides that the Company shall issue 225,000 Warrants to purchase shares of the Company's Common Stock at $6.00 per share. These warrants are subject to the same terms and conditions as the warrants currently publicly traded.

                  In order to achieve its financial plan, the Company is seeking additional financing, which may consist of debt, equity or a combination thereof. If the Company is unable to obtain additional financing, the Company will be required to modify its current business plan. There can be no assurance that the Company will be able to obtain such additional financing.

         The eventual outcome of the success of management's plans cannot be ascertained with any degree of certainty. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


NOTE 3.  ACQUISITION OF PRODUCT FORMULAE AND INVENTORY AND NON-COMPETE AGREEMENT

         In accordance with the terms of an Asset Purchase Agreement dated January 16, 1996 among the Company, InnoPet Inc. and a subsidiary of ConAgra, Inc., on the Initial Closing Date, as defined (January 16,
         1996), the Company acquired all of the right, title and interest in and to the formulae which were used in connection with the pet food business that had been known as KenVet Nutritional Care. On the Final Closing Date, as defined (on or before February 15, 1996), the Company acquired all of the right, title and interest in and to certain other assets, as defined, comprised primarily of the current inventory existing as of the Final Closing Date. The Company did not assume any liabilities, obligations or commitments relating to the business. In addition, in order to induce the Company to purchase the assets pursuant to the agreement, ConAgra agreed that for a three year period following the Initial Closing Date, it will not manufacture or sell certain nutritional finished pet food products. Additionally, the Company agreed to purchase and ConAgra agreed to supply certain products at stipulated prices for the next three years, subject to cancellation by either party without penalty upon sixty days notice.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 3.  ACQUISITION OF PRODUCT FORMULAE AND INVENTORY AND NON-COMPETE AGREEMENT

         The purchase price for the assets, as finally negotiated, was a total of $641,021. Of this total amount, $250,000 was paid on the Initial Closing Date in exchange for the formulae, and the balance of $391,021 was to be paid on the Final Closing Date in exchange for the remaining assets. The $250,000 was paid by InnoPet Inc. on the Initial Closing Date, and has been recorded as a capital contribution by InnoPet Inc.. The $391,021 was paid by InnoPet Inc. in April and May 1996 and has been reflected as a capital contribution by InnoPet Inc. in the accompanying financial statements.

         The Company has allocated the various rights and resources inherent in the agreement as follows: $250,000 as product formulae acquisition costs, based on the negotiated amount contained in the agreement; $116,021 as inventory, based upon management's estimate of the liquidation value of the inventory; and $275,000 as a non-compete agreement, based upon management's evaluation of the estimated economic benefit expected to be derived from this right. The Company believes that the allocation made to the tangible and intangible assets set forth above is a reasonable measurement of the rights and resources inherent in the agreement.

         In connection with the acquisition of the formulae, non-compete agreement and inventory pursuant to the Asset Purchase Agreement, it was intended by the Company that the substance of the transaction was to acquire the formulae to the pet food products in order to gain entrance into this line of business and augment InnoPet Inc.'s pet food business.

         However, in order to effect the acquisition of the formulae, it was necessary to purchase the inventory as part of the acquisition transaction. The Company considered the purchase of the inventory as incidental to the acquisition of the formulae, and utilized the raw material portion of the inventory in the production of the Company's pet food products when possible, recouped its investment in the remainder of the inventory wherever possible and disposed of the portion which was neither useable or salable prior to December 31, 1996. Additionally, the Company's business plan for the pet food business contemplates operation of this business in a manner significantly different from that employed by ConAgra, including such attributes as trade name, market distribution system, employee base, physical facilities, production techniques and sales force.


NOTE 4.  INVENTORIES
                                                     December 31,    June 30,
                                                         1996          1997
                                                         ----          ----
                                                                   (Unaudited)

           Raw materials                             $   193,162     $500,471
           Work in process                               122,762      580,734
           Finished product                              742,184    1,618,856
                                                      ----------    ---------
                                                      $1,058,108   $2,700,061
                                                      ==========   ==========

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 5.  PROPERTY AND EQUIPMENT
                                                     December 31,    June 30,
                                                         1996          1997
                                                         ----          ----
                                                                   (Unaudited)

           Die plates                                  $ 53,879     $ 74,898
           Computer equipment and software               45,805      364,322
           Furniture and fixtures                        27,049       53,671
           Leasehold improvements                         6,599        9,146
                                                       --------     --------
                                                        133,332      502,037
           Less accumulated depreciation                 27,354       85,089
                                                       --------     --------
                                                       $105,978     $416,948
                                                        =======      =======


NOTE 6.  RELATED PARTY TRANSACTIONS

         Transactions with InnoPet Inc.

             As discussed above, the Company was incorporated on January 11, 1996 as a wholly-owned subsidiary of InnoPet Inc. During the period inception through approximately June 30, 1996, substantially all of the Company's costs and expenses, and the acquisition of the Company's assets, were paid or incurred on behalf of the Company by InnoPet Inc. Such amounts have been accounted for as capital contributions by the InnoPet Inc. to the Company, and are analyzed as follows:

                Costs and expenses charged to operations                                               $1,323,125

                Initial purchase price for the acquisition of product formulae, covenant not to compete and inventory, including $58,773 of
                   directly associated costs                                                              699,794

                Deferred financing costs                                                                  198,429
                                                                                                       ----------
                                                                                                       $2,221,348
                                                                                                       ==========

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 6.  RELATED PARTY TRANSACTIONS

         Transactions with InnoPet Inc.

             The costs and expenses expended on behalf of the Company by InnoPet Inc. were determined based upon an analysis of those costs directly associated with or reasonably allocated to the Company's operational activities related to the premium pet food business. Personnel costs were allocated based upon estimates of the actual time devoted by individual employees to the Company's activities on a monthly basis. General and administrative expenses were allocated based on the overall average percentage derived from the personnel allocation described above on a monthly basis. Marketing and distribution and product development costs were primarily allocated on a direct basis. In the opinion of management, the method used to allocate costs to the Company was considered to be fair and reasonable under the circumstances.

             See Note 10 regarding a facilities agreement with InnoPet Inc.

         Debt Financing by InnoPet Inc.

             On June 5, 1996, InnoPet Inc. provided debt financing to the Company in the amount of $1,000,000. The note is a five-year unsecured note, providing for annual principal payments of $200,000 and interest at 1% over prime (9.25% at 12/31/96) payable quarterly commencing September 1, 1996, and contains no prepayment penalty. Interest for the period ended December 31, 1996 of $52,966 was accrued, and charged to expense.

         Accounts Payable, InnoPet Inc.

             In addition to the debt financing described above, InnoPet Inc. has also provided working capital financing to the Company on open account. Such funds were used primarily for inventories, operating costs and expenses, and deferred offering costs and financing costs. These working capital advances, which have a balance of $724,394 at December 31, 1996, are due on demand, are non-interest bearing, and are presented in the accompanying financial statements as accounts payable, InnoPet Inc.

         Sale of Common Stock to Officers and Employees and InnoPet Inc.

             On June 1, 1996, the Company sold an aggregate of 652,449 shares of common stock to certain officers and employees of the Company, including the chairman of the board and chief executive officer, for a total amount of $2,087,839, and 43,497 shares to InnoPet Inc. for $139,190 ($3.20 per share). The officers and employees purchased their shares by means of three-year notes which bear interest at 5.75% annually. The notes are of full recourse to the officers and employees during the first two years of the term of the notes, and are secured by the shares owned by the officers and employees. The purchase price of the shares purchased by InnoPet Inc. was applied against the then outstanding balance due to InnoPet Inc. arising from costs and expenses expended on behalf of the Company by InnoPet Inc.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 7.  INCOME TAXES

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach for computing deferred income taxes.

         The provision for income taxes has been computed on a separate return basis. The Company does not plan to file a consolidated income tax return with InnoPet Inc. The successful completion of the initial public offering (see Note 9) and the sale of common stock to certain officers and employees of the Company (see Note 6), had the effect of disqualifying the Company as a member of the consolidated group with InnoPet Inc.

         As of December 31, 1996, on a separate return basis, the Company had a net operating loss carryforward for Federal income tax reporting purposes amounting to approximately $6,500,000, which expires in 2011.

         The Company presently has no significant temporary differences between financial reporting and income tax reporting. The components of the deferred tax asset as of December 31, 1996 were as follows:

            Benefit of net operating loss carryforwards            $2,400,000
            Less valuation allowance                                2,400,000
                                                                    ---------
            Net deferred tax asset                                 $        -
                                                                    =========

         As of December 31, 1996, sufficient uncertainty exists regarding the realizability of these operating loss carryforwards and, accordingly, a valuation allowance of $2,400,000, which related to the net operating losses, has been established.

         In accordance with certain provisions of the Tax Reform Act of 1986, a change in ownership of greater than 50% of a corporation within a three year period will place an annual limitation on the corporation's ability to utilize its existing tax benefit carryforwards. Such a change in ownership occurred in 1996, based upon the sale of common stock to certain officers and employees of the Company in June 1996 (see Note 6), and the successful completion of the Company's initial public offering prior to December 31, 1996 (the end of the Company's current taxable year). As a result, based upon the amount of the taxable loss incurred to December 31, 1996, the Company estimates that an annual limitation of approximately $990,000 will apply to the net operating loss carryforward existing as of that date. The Company's utilization of its tax benefit carryforwards may be further restricted in the event of subsequent changes in the ownership of the Company.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 8.  PRIVATE PLACEMENT FINANCING

         In August 1996, the Company completed certain private placement financing involving a total of $2,000,000 of promissory notes and 1,000,000 common stock purchase warrants (private placement warrants). Related costs amounted to approximately $424,000 resulting in net proceeds to the Company of approximately $1,576,000. The promissory notes bear interest at 10% per annum. Principal and accrued interest are payable upon the earlier of the closing of the sale of securities or other financing yielding gross proceeds of $4,000,000 to the Company, or twelve months from date of issue. The terms of the note contain, among other things, certain restrictions on the payment of dividends by the Company or incurring any liability for borrowed money, except in the ordinary course of business. Each private placement redeemable warrant entitled the holder to purchase one share of common stock at a price equal to 150% of the initial public offering price per unit, subject to adjustment, during the 36-month period commencing one year from the date the warrants are issued. Upon consummation of the initial public offering, each private placement warrant was automatically converted into a redeemable warrant having terms identical to that of the redeemable warrants underlying the units of the initial public offering (see Note 9).

         The fair value of these warrants was estimated to be $250,000 ($.25 per warrant) based, among other things, upon a financial analysis of the term of the warrants. This amount has been reflected in the accompanying financial statements as a discount on the notes payable, with a corresponding credit to additional paid-in capital, and was amortized over the term of the notes (four months).

         In connection with the private placement financing, the Company issued to the placement agent 200,000 placement agent warrants to purchase 200,000 shares of common stock at an exercise price of $2 per share. These placement agent warrants were canceled upon the consummation of the initial public offering.

         Simultaneously with the closing of the initial public offering, these notes, together with accrued interest, were paid in full from the proceeds. The total amount paid, aggregated $2,061,944, which included $61,944 of accrued interest.


NOTE 9.  INITIAL PUBLIC OFFERING

         In December 1996, the Company raised additional capital through an initial public offering of its securities. The public offering consisted of 2,250,000 units, each unit consisting of one share of common stock and one redeemable warrant. Each redeemable warrant entitles the holder to purchase one share of common stock at 150% of the initial public offering price per unit, subject to adjustment. In addition, there was an over-allotment option which was exercised by the underwriter resulting in a total of 2,587,500 units being sold. Gross proceeds totaled $10,350,000 and offering expenses aggregated $1,909,253, resulting in net proceeds of $8,440,747.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 9.  INITIAL PUBLIC OFFERING

         In addition, the underwriter purchased warrants to purchase from the Company 225,000 units for nominal consideration, which may be exercised anytime in the four year period commencing at the beginning of the second year following issuance, at an exercise price of 165% of the initial public offering price.

         At the time the initial public offering was completed, the Company ceased being a subsidiary of InnoPet Inc. inasmuch as InnoPet Inc.'s ownership of the Company's common stock amounted to only approximately 27.5% following the completion of the public offering.

         Subsequent to the initial public offering the following warrants are outstanding:

                                             Description                                     Exercise     Quantity
                                             -----------                                      Price       --------
                                                                                              -----
            Private placement warrants converted - redeemable for one common share            $6.00     1,000,000
            Initial public offering warrants - redeemable for one common share                 6.00     2,587,500
            Underwriter warrants -  redeemable for one unit, comprised of one
               common share and one warrant                                                    6.60       225,000
            Warrants resulting from exercise of underwriter warrants - redeemable
               for one common share                                                                       225,000
                                                                                                        ---------
                  Total                                                                                 4,037,500
                                                                                                        =========


NOTE 10. COMMITMENTS AND OTHER MATTERS

         Employment Agreements

             The Company entered into an employment agreement with the chief executive officer dated as of June 1, 1996 which expires on May 31, 2000. The agreement provides, among other things, for an annual salary of $200,000 to December 31, 1997 and $250,000 thereafter; a discretionary bonus up to 25% of the annual salary to be determined by the board of directors; and a performance bonus to be determined by the compensation committee of the board of directors, based upon the net earnings of the Company in any given year. The agreement also provides for life insurance, auto and office expense reimbursements and a stock option plan. If this agreement is terminated by the Company without cause, the officer will be entitled to a severance payment equal to three times his average annual salary, as defined.

             The Company has also entered into employment agreements with several other members of management, which terminate May 31, 1999, contain a one-year renewal option, and provide for aggregate annual salaries of approximately $570,000.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 10. COMMITMENTS AND OTHER MATTERS

         Incentive Stock Plan

             The Company has reserved a total of 400,000 shares of common stock for issuance under the 1996 Stock Option Plan. The Plan provides for the award of options, which may be either incentive stock options (ISO's) within the meaning of the Internal Revenue Code or non-qualified options (NQO's) which are not subject to special tax treatment. The Plan is administered by the board of directors or a committee appointed by the board (the Administrator). Subject to certain restrictions, the Administrator is authorized to designate the number of shares to be covered by each award, the terms of the award, the dates on which and the rates at which options or other awards may be exercised, the method of payment and other terms.

             The exercise price for ISO's cannot be less than the fair market value of the stock subject to the option on the grant date. The exercise price of a NQO shall be fixed by the Administrator at whatever price the Administrator may determine in good faith. Unless the Administrator determines otherwise, options generally have a 10-year term. Unless the Administrator provides otherwise, options terminate upon the termination of a participant's employment, except that a participant may exercise an option to the extent that it was exercisable on the date of termination for a period of time after termination.

             On December 5, 1996, 40,000 non-qualified options were granted under the Plan. These options, which have an exercise price of $3.75, were considered by management to have been issued at an exercise price equal to market value.

         Facilities Agreement

             The Company has entered into a facilities agreement with InnoPet Inc. whereby it has agreed to lease its premises, furnishings and equipment from InnoPet Inc. until April 30, 2001. The future minimum lease payments due under this agreement are as follows:

                                                      Minimum Lease Payments
                                                      ----------------------
                For the year ending:
                   1997                                    $  294,000
                   1998                                       310,000
                   1999                                       325,000
                   2000                                       341,000
                   2001                                       114,000
                                                            ---------
                                                           $1,384,000
                                                            =========

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 10. COMMITMENTS AND OTHER MATTERS

         Financing Consulting Agreement

             On December 5, 1996, the Company entered into a financial advisory and consulting agreement with Joseph Stevens & Company, L.P. the underwriter involved in the initial public offering (the "Consultant"). The agreement outlines the Consultant's duties to include, but not be limited to, rendering advice with regards to financial reports, press releases, meetings with securities analysts, and internal operations of the Company. The term of the agreement is twenty-four months commencing on December 5, 1996, with compensation of $48,000 due at commencement.


NOTE 11. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

         The information set forth below provides disclosure of the estimated fair value of the Company's financial instruments presented in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1996. Since the reported fair values of financial instruments are based upon a variety of factors, they may not represent actual values that could have been realized as of December 31, 1996 or that will be realized in the future.

         The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable and debt maturing within one year. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

         The fair value of non-current debt instruments and notes receivable have been estimated using discounted cash flow models incorporating discount rates based on current market interest rates for similar types of instruments or quoted market prices, when applicable. At December 31, 1996, the differences between the estimated fair value and the carrying value of non-current debt instruments and notes receivable were considered immaterial in relation to the Company's financial position.

                              INNOPET BRANDS CORP.
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

                 (Information Pertaining to the Six Months Ended
                      June 30, 1996 and 1997 is Unaudited)
                                   (Continued)


NOTE 12. SUBSEQUENT EVENT

         On March 3, 1997, the Company entered into a letter of intent to purchase certain of the assets and liabilities of Natural Life Pet Products for $3,500,000 plus the value of certain inventory in cash, notes and common stock of the Company. Natural Life Pet Products, which has approximately $9,000,000 in annual revenues, manufactures, markets and sells premium pet food through veterinarian offices and specialty pet stores. The Company is negotiating a definitive purchase agreement which will be subject to a number of conditions including further due diligence with respect to the assets to be acquired. There can be no assurance that these negotiations will be successfully completed or that a closing will occur.

         No underwriter, dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained in this Prospectus is correct as of any date subsequent to the date hereof.

                                TABLE OF CONTENTS
                                                                           Page

AVAILABLE INFORMATION.......................................................  2
SUMMARY  ...................................................................  3
THE COMPANY.................................................................  3
THE OFFERING................................................................  4
SUMMARY FINANCIAL INFORMATION...............................................  5
RISK FACTORS................................................................  6
THE COMPANY................................................................. 10
USE OF PROCEEDS............................................................. 10
PRICE RANGE OF COMMON STOCK
  AND REDEEMABLE WARRANTS................................................... 10
DIVIDEND POLICY............................................................. 10
CAPITALIZATION.............................................................. 11
SELECTED FINANCIAL DATA..................................................... 12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS................................................. 13
BUSINESS ................................................................... 19
MANAGEMENT.................................................................. 24
EXECUTIVE COMPENSATION AND OTHER INFORMATION................................ 25
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS......................... 27
STOCK OPTION PLAN........................................................... 28
CERTAIN TRANSACTIONS........................................................ 29
PRINCIPAL STOCKHOLDERS...................................................... 30
SELLING SHAREHOLDERS........................................................ 32
PLAN OF DISTRIBUTION........................................................ 33
DESCRIPTION OF THE COMPANY'S SECURITIES..................................... 34
SHARES ELIGIBLE FOR FUTURE SALE............................................. 36
LEGAL MATTERS............................................................... 37
EXPERTS  ................................................................... 37
ADDITIONAL INFORMATION...................................................... 37
DISCLOSURE OF COMMISSION POSITION ON
  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES............................ 38

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Section 102(b) of the Delaware General Corporation Law (the "DGCL") permits a provision in the certificate of Incorporation of each corporation organized thereunder eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. The Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

         Section 145 of the DGCL ("Section 145"), in summary, empowers a Delaware corporation, within certain limitations, to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by them in connection with any nonderivative suit or proceeding, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         With respect to derivative actions, Section 145 permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided such person meets the standard of conduct described in the preceding paragraph, except that no indemnification is permitted in respect of any claim where such person has been found liable to the corporation, unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification and determines that such person is fairly and reasonably entitled to be indemnified.

         Reference is made to Article Eight of the Certificate of Incorporation of the Registrant for the provisions which the Registrant has adopted relating to the indemnification of officers, directors, employees and agents.

         The Registrant has purchased directors' and officers liability insurance.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses, payable in connection with the sale of the Common Stock and Redeemable Warrants (collectively the "Securities") being registered hereby. Except for the SEC registration fee, all expenses are estimated.


Item                                                                   Amount
-------------------------------------------------------------          ------

SEC registration fee.........................................         $2,361.79
Printing and engraving expenses..............................        $20,000.00
Legal fees and expenses......................................        $50,000.00
Auditors' accounting fees and expenses.......................        $15,000.00
                                                                     ==========
         Total...............................................        $87,361.79


         In addition, the holders of the Securities being registered hereby will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the Securities offered hereby.

Item 26. Recent Sales of Unregistered Securities.

         From January through March 1996, IPI contributed capital of $2,221,348 in exchange for 1,182,432 shares of Common Stock. In June 1996, IPI also purchased 43,497 shares of Common Stock in exchange for $139,190 in financing.

         In June 1996, the employees of the Company also purchased the corresponding number of shares listed next to their names in exchange for a 3-year interest-bearing note in the amount set forth below:

Name                                               Shares      Consideration
----                                               ------      -------------
Linda Duke                                         34,797          $111,350
Marc Duke                                         417,566        $1,336,213
Robin Hunter                                       43,497          $139,190
Albert A. Masters                                  43,497          $139,190
Dana Vaughn                                        86,993          $278,378
Eric Zurbuchen                                     17,399           $55,677
Susan Leonhardt                                     1,740            $5,568
John Jablonski                                      1,305            $4,176
Francis Daily(1)                                      435            $1,392
Tara Slack                                            783            $2,506
Deardra Thompson(1)                                   783            $2,506
Henry Ford                                            783            $2,506
Debra Iannaci                                         522            $1,670
Michael Zealy                                         522            $1,670
Mary Lou Bole                                         348            $1,114
Pamela Medlin                                         261              $835
David Santos                                          435            $3,392
James Kane                                            261              $835
Mary Huff                                             174              $557
Eve Uydess                                            174              $557
Michelle Raglind                                      174              $557
                                                 --------      ------------
TOTAL                                             652,449        $2,098,839
----------------------
(1) These shares have been repurchased by the Company for the value of the underlying loan plus accrued interest. The 957 shares are now treasury stock.


         Pursuant to a private placement of units, each unit consisting of a $50,000 10% promissory note and warrants to purchase 25,000 shares of Common Stock, the following persons purchased from the Company the number of Private Placement Warrants set forth next to each of their names during August 1996:

Name                                                                  Warrants
----                                                                  --------
Carmine Agnello                                                         25,000
Stanley Arkin                                                           50,000
William Cutolo and Marguerite Cutolo (1)                                25,000
Joseph V. DiMauro                                                       25,000
Joseph V. DiMauro, as Custodian for Joseph Robert DiMauro               25,000
Jerry Finkelstein                                                       50,000
Laurence Heller                                                         50,000
Jack Kaster                                                             25,000
Ralph K. Kato IRA                                                       50,000
Steven H. Kessler                                                       25,000
Daniel R. Lee                                                          250,000
Barry J. Lind, Neil G. Blum (2)                                         50,000

Barry J. Lind, Revocable Trust                                          50,000
Peter Maher and Patricia Maher (1)                                      50,000
Alfred S. Palagonia                                                     50,000
Frank C. Rathge Trust                                                   25,000
M. Jerome Rieger                                                        25,000
Nancy A. Roehl                                                          50,000
Peter G. Roehl                                                          50,000
Francine Urdang                                                         50,000
TOTAL                                                                1,000,000
-----------------------

(1) Joint tenants with rights of survivorship.

(2) Tenants-in-Common.


         On April 29, 1997, the Company completed a $2.5 million private placement (the "Private Placement"). The shares were purchased by Entrepreneurial Investors, Ltd., a Bahamas company ("EIL"). The Private Placement consisted of the sale of 625,000 shares of Series A 4% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), at $4.00 per share. Each share of Series A Preferred Stock converts, at the holder's option, into one share of common stock, par value $.01 per share (the "Common Stock"). The Series A Preferred Stock bears a cumulative dividend of four percent (4%) per annum, payable quarterly. The dividend shall be paid by the issuance of Common Stock. The number of shares of Common Stock to be issued as a dividend shall be determined based on the average closing bid price for shares of the Common Stock as reported by the NASDAQ-SMC for the twenty (20) trading days preceding the record date for the declaration of the dividend. The placement agent for this Private Placement was Equity Services, Ltd., a Bahamas company ("ESL"). ESL received options to purchase 62,500 shares of Series A Preferred Stock. The option has a term of five (5) years commencing on April 29, 1998.

         On July 9, 1997, the Company borrowed $1,500,000 from EIL. The Note is collateralized with 600,000 shares of Common Stock. The principal amount of the Note may be converted into Common Stock of the Company at $4.50 per share. Additionally, in connection with the loan, the Company issued 225,000 Redeemable Warrants to EIL.

         The sales of the aforementioned securities were made in reliance upon the exemption from the registration provisions of the Act afforded by section 4(2) thereof and /or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. To the best of Registrant's knowledge, the purchase of the securities described above acquired them for their own account, and with the view to any distribution thereof to the public.

Item 27. Exhibits.

         The following exhibits are filed as part of this Registration
Statement:

EXHIBIT
NUMBER             DESCRIPTION OF DOCUMENT
------             -----------------------
3.1                Certificate of Incorporation, as amended
3.2                Certificate of Designation of Series A Preferred Stock
3.3                By-Laws of the Registrant
4.1                Redeemable Warrant Agreement entered into between Registrant and Continental Stock
                   Transfer & Trust Co., including form of Redeemable Warrant Certificate

EXHIBIT
NUMBER             DESCRIPTION OF DOCUMENT
------             -----------------------
4.2                Form of Representative's Warrant Agreement including Form of Representative's Warrant
4.3                Specimens of Registrant's Common Stock, and Redeemable Warrant Certificate
4.4                Investor Subscription Agreement between Registrant and Entrepreneurial Investors, Ltd.
4.5                Registration Rights Agreement between Registrant and Entrepreneurial Investors, Ltd.
4.6                Loan Agreement between Registrant and Entrepreneurial Investors, Ltd. with exhibits
5.1                Opinion and Consent of Camhy Karlinsky & Stein LLP
10.1               1996 Stock Option Plan
10.2               Employment Agreement between Registrant and Marc Duke with exhibits
10.3               Employment Agreement between Registrant and John Bieber
10.4               Employment Agreement between Registrant and Linda Duke with exhibits
10.5               Employment Agreement between Registrant and Robin Hunter with exhibits
10.6               Employment Agreement between Registrant and Albert Masters with exhibits
10.7               Employment Agreement between Registrant and Dr. Dana Vaughn with exhibits
10.8               Facilities Agreement between Registrant and InnoPet Inc.
10.9               Supply Agreement between Registrant and Monfort, Inc.
11.1               Statement re: Computation of Earnings per Share
23.1               Consent of Camhy Karlinsky & Stein LLP - included in Exhibit 5.1
23.2               Consent of Rachlin Cohen & Holtz
24                 Power of Attorney (contained on page II-6 of this Registration Statement)

Item 28.  Undertakings.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales of the Securities are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any additional or changed material information on the plan of distribution.

         2. That, for the purpose of determining liability under the Securities Act, it shall treat each post-effective amendment as a new registration statement of the securities offered, and treat the offering of the securities at that time as an initial bona fide offering.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 15, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer of controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares being registered hereby, the Company will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by the Company against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 29th day of September, 1997.


                                           INNOPET BRANDS CORP.

                                           By:/s/ Marc Duke
                                                 Marc Duke
                                                 Chief Executive Officer and
                                                 Chairman of the Board

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc Duke, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments and related registration statements, to this Registration Statement, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do separately and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could so in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                           Title                                   Date
         ---------                                           -----                                   ----
                                      Chairman of the Board and Chief Executive               September 29, 1997
   /s/ Marc Duke                      Officer (Principal Executive Officer)
-------------------------------------
   Marc Duke

                                      Vice-President, Chief Financial Officer and             September 29, 1997
                                      Secretary (Principal Financial and Accounting
   /s/ Robin Hunter                   Officer)
-------------------------------------
   Robin Hunter

   /s/ Albert A. Masters              Vice President of Sales and Director                    September 29, 1997
-------------------------------------
   Albert A. Masters

   /s/ Richard P. Greene              Director                                                September 29, 1997
-------------------------------------
   Richard P. Greene

    /s/ Curtis Granet                 Director                                                September 29, 1997
-------------------------------------
    Curtis Granet

   /s/ John Bieber                    Vice President of Marketing and Director                September 29, 1997
-------------------------------------
   John Bieber

EXHIBIT
NUMBER                                            EXHIBIT INDEX
------                                       -----------------------
3.1                Certificate of Incorporation, as amended
3.2                Certificate of Designation of Series A Preferred Stock
3.3                By-Laws of the Registrant
4.1                Redeemable Warrant Agreement entered into between Registrant and Continental Stock
                   Transfer & Trust Co., including form of Redeemable Warrant Certificate
4.2                Form of Representative's Warrant Agreement including Form of Representative's Warrant
4.3                Specimens of Registrant's Common Stock, and Redeemable Warrant Certificate
4.4                Investor Subscription Agreement between Registrant and Entrepreneurial Investors, Ltd.
4.5                Registration Rights Agreement between Registrant and Entrepreneurial Investors, Ltd.
4.6                Loan Agreement between Registrant and Entrepreneurial Investors, Ltd. with exhibits
5.1                Opinion and Consent of Camhy Karlinsky & Stein LLP
10.1               1996 Stock Option Plan
10.2               Employment Agreement between Registrant and Marc Duke with exhibits
10.3               Employment Agreement between Registrant and John Bieber
10.4               Employment Agreement between Registrant and Linda Duke with exhibits
10.5               Employment Agreement between Registrant and Robin Hunter with exhibits
10.6               Employment Agreement between Registrant and Albert Masters with exhibits
10.7               Employment Agreement between Registrant and Dr. Dana Vaughn with exhibits
10.8               Facilities Agreement between Registrant and InnoPet Inc.
10.9               Supply Agreement between Registrant and Monfort, Inc.
11.1               Statement re: Computation of Earnings per Share
23.1               Consent of Camhy Karlinsky & Stein LLP - included in Exhibit 5.1
23.2               Consent of Rachlin Cohen & Holtz
24                 Power of Attorney (contained on page II-6 of this Registration Statement)